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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐
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OSI Systems, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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12525 Chadron Avenue
Hawthorne, California 90250

October 19, 2015

Dear Stockholder:

        You are cordially invited to attend the Annual Meeting of Stockholders of OSI Systems, Inc., which will be held at 10:00 a.m., local time, on December 8, 2015, at the Company's offices at 2805 Columbia Street, Torrance, California. All holders of OSI Systems, Inc. common stock as of the close of business on October 13, 2015 are entitled to vote at the Annual Meeting.

        Please refer to our Notice of Annual Meeting of Stockholders, Proxy Statement and Proxy Card. Each describes the actions expected to be taken at the Annual Meeting. The Proxy Statement describes the items in detail and also provides information about our Board of Directors and executive officers. Please also refer to our Annual Report on Form 10-K for the fiscal year ended June 30, 2015, which I encourage you to read. It includes our audited, consolidated financial statements and information about our operations, markets and products.

        Your vote is very important. Whether or not you plan to attend the Annual Meeting, please vote as soon as possible. Your vote will ensure your representation at the Annual Meeting if you cannot attend in person.

        You may vote by Internet, telephone or by sending in your Proxy Card. In addition, you may also choose to vote in person at the Annual Meeting.

        Thank you for your ongoing support and continued interest in OSI Systems, Inc.

Sincerely,

Victor S. Sze Secretary

12525 Chadron Avenue
Hawthorne, California 90250

 NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Date and Time:	10:00 a.m., local time, on Tuesday, December 8, 2015
Location:	The Company's offices, 2805 Columbia Street, Torrance, California 90503
Proposals:	1.	To elect six directors to hold office for a one-year term and until their respective successors are elected and qualified;
	2.	To ratify the appointment of Moss Adams LLP as the Company's independent registered public accounting firm for the fiscal year ending June 30, 2016;
	3.	To conduct an advisory vote on the Company's executive compensation for the fiscal year ended June 30, 2015, as described in the accompanying Proxy Statement; and
	4.	To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.
Record Date:

The Board of Directors has fixed the close of business on October 13, 2015 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and all adjourned meetings thereof.

Voting:

Whether or not you plan to attend the Annual Meeting, it is important that you vote your shares. You may vote by signing and returning the enclosed Proxy Card, via the Internet, by telephone or by written ballot at the Annual Meeting, as more fully described in the Proxy Statement. Any of these methods will ensure representation of your shares at the Annual Meeting. If you later desire to revoke your proxy for any reason, you may do so in the manner described in the attached Proxy Statement.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on December 8, 2015: This Proxy Notice, the accompanying Proxy Statement and Annual Report on Form 10-K for the fiscal year ended June 30, 2015 are available at http://www.proxyvote.com.

OSI SYSTEMS, INC.
12525 Chadron Avenue
Hawthorne, California 90250

PROXY STATEMENT

GENERAL INFORMATION

        This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of OSI Systems, Inc. (the "Company") for use at its Annual Meeting of Stockholders ("Annual Meeting"), to be held at 10:00 a.m., local time on December 8, 2015, at the Company's offices at 2805 Columbia Street, Torrance, California 90503, and at any adjournment thereof.

        The Company is making its proxy materials, which include the Notice of Annual Meeting of Stockholders, Proxy Statement, Proxy Card and its most recent Annual Report on Form 10-K ("Proxy Materials"), available to its stockholders via the Internet, although registered stockholders and those stockholders who have previously requested to receive printed copies instead will receive their Proxy Materials in the mail. The Company anticipates that the Notice of Internet Availability of Proxy Materials will be mailed on or about October 26, 2015.

        Stockholders of record as of the close of business on October 13, 2015 will receive a Notice of Internet Availability of Proxy Materials. The Notice of Internet Availability of Proxy Materials contains instructions about how to access the Proxy Materials and vote via the Internet without attending the Annual Meeting. If you receive a Notice of Internet Availability of Proxy Materials but would instead prefer to receive a printed copy of the Proxy Materials rather than downloading them from the Internet, you may do so by following the instructions for requesting such materials included in the Notice of Internet Availability of Proxy Materials.

        If you are a stockholder that receives a printed copy of the Proxy Materials by mail, you may view the Proxy Materials on the Internet at http://www.proxyvote.com. However, in order to direct your vote without attending the Annual Meeting you must complete and mail the Proxy Card or voting instruction card enclosed (postage pre-paid return envelope also enclosed) or, if indicated on the Proxy Card that you receive, by telephone or Internet voting. Please refer to the Proxy Card that you receive for instructions.

        When a proxy is properly submitted, the shares it represents will be voted in accordance with any directions noted thereon. Any stockholder giving a proxy has the power to revoke it at any time before it is voted by written notice to the Secretary of the Company by issuance of a subsequent proxy as more fully described on the Proxy Card. In addition, a stockholder attending the Annual Meeting may revoke his or her proxy and vote in person if he or she desires to do so, but attendance at the Annual Meeting will not of itself revoke the proxy.

        At the close of business on October 13, 2015, the record date for determining stockholders entitled to notice of and to vote at the Annual Meeting, the Company had issued and outstanding 19,722,098 shares of common stock, $0.001 par value ("Common Stock"). A majority of the shares issued and outstanding on the record date, present in person at the Annual Meeting or represented at the Annual Meeting by proxy, will constitute a quorum for the transaction of business. Shares that are voted "FOR ALL," "FOR," "FOR ALL EXCEPT," "WITHHOLD ALL," "AGAINST" or "ABSTAIN" (as applicable) for a proposal are treated as being present at the Annual Meeting for purposes of establishing a quorum. Each share of Common Stock entitles the holder of record thereof to one vote on any matter coming before the Annual Meeting.

        A Proxy Card, when properly submitted via the Internet, telephone or mail, also confers discretionary authority with respect to amendments or variations to the matters identified in the Notice of Annual

Meeting of Stockholders and with respect to other matters which may be properly brought before the Annual Meeting. At the time of printing this Proxy Statement, the Company's management was not aware of any other matters to be presented for action at the Annual Meeting. If, however, other matters which are not now known to management should properly come before the Annual Meeting, the proxies hereby solicited will be exercised on such matters in accordance with the best judgment of the proxy holders.

        Abstentions and broker non-votes represented by submitted proxies will be included in the calculation of the number of the shares present at the Annual Meeting for the purposes of determining a quorum. "Broker non-votes" means shares held of record by a broker that are not voted because the broker has not received voting instructions from the beneficial owner of the shares and either lacks or declines to exercise the authority to vote the shares in its discretion.

        Proposal One.    Directors are elected by a plurality of the votes cast, and the nominees who receive the most votes will be elected. Proposal One is considered a "non routine" matter and, accordingly, brokerage firms and nominees do not have the authority to vote their clients' unvoted shares on Proposal One or to vote their clients' shares if the clients have not furnished voting instructions within a specified period of time prior to the Annual Meeting. Abstentions and broker non-votes will not be counted as votes cast and will have no effect on the outcome of the vote on Proposal One.

        Proposal Two.    To be approved, the ratification of Moss Adams LLP as the Company's independent registered accounting firm must receive the affirmative vote of the majority of the shares of Common Stock present in person or by proxy and cast at the Annual Meeting. Proposal Two is considered a "routine" matter and, accordingly, brokerage firms and nominees have the authority to vote their clients' unvoted shares on Proposal Two as well as to vote their clients' shares if the clients have not furnished voting instructions within a specified period of time prior to the Annual Meeting. Abstentions and broker non-votes will not be counted as votes cast and will have no effect on the outcome of the vote on Proposal Two.

        Proposal Three.    To be approved, the proposal regarding the Company's executive compensation for the fiscal year ended June 30, 2015 must receive the affirmative vote of the majority of the shares of Common Stock present in person or by proxy and cast at the Annual Meeting. Proposal Three is considered a "non-routine" matter and, accordingly, brokerage firms and nominees do not have the authority to vote their clients' unvoted shares on Proposal Three or to vote their clients' shares if the clients have not furnished voting instructions within a specified period of time prior to the Annual Meeting. Abstentions and broker non-votes will not be counted as votes cast and will have no effect on the outcome of the vote on Proposal Three. The vote on Proposal Three is advisory and therefore not binding on the Company, the Compensation Committee or the Board of Directors. Although non-binding, the Board of Directors values the opinions that the stockholders express in their votes, and the votes will provide information to the Compensation Committee regarding investor sentiment about the Company's executive compensation philosophy, policies and practices, which the Compensation Committee will be able to consider when determining executive compensation in the future.

        All stockholders entitled to vote at the Annual Meeting will receive either the Notice of Internet Availability of Proxy Materials or a printed copy of the Proxy Materials. The Company will pay the expenses of soliciting proxies for the Annual Meeting, including the cost of preparing, assembling, posting on the Internet and mailing the Notice of Internet Availability of Proxy Materials and the Proxy Materials. Proxies may be solicited personally, by mail, by e-mail, over the Internet, or by telephone, by directors, officers and regular employees of the Company who will not be additionally compensated therefore.

        The matters to be considered and acted upon at the Annual Meeting are more fully discussed below.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on December 8, 2015: The Proxy Notice, this Proxy Statement and Annual Report on Form 10-K for the fiscal year ended June 30, 2015 are available at http://www.proxyvote.com.

 ELECTION OF DIRECTORS
(Proposal No. 1 of the Proxy Card)

Nominees

        The Board of Directors consists of six members. At each annual meeting of stockholders, directors are elected for a term of one year to succeed those directors whose terms expire on the annual meeting date.

        The six candidates nominated for election as directors at the Annual Meeting are Deepak Chopra, Ajay Mehra, Steven C. Good, Meyer Luskin, William F. Ballhaus and James B. Hawkins. Other than Mr. Hawkins, all of our director nominees are currently directors of the Company and were previously elected to serve on the Board of Directors by our stockholders.

        The enclosed Proxy will be voted in favor of these individuals unless other instructions are given. If elected, the nominees will serve as directors until the Company's next annual meeting of stockholders, and until their successors are elected and qualified. If any nominee declines to serve or becomes unavailable for any reason, or if a vacancy occurs before the election (although the Company knows of no reason to anticipate that this will occur), the proxies may be voted for such substitute nominees as the Board of Directors may designate.

        If a quorum is present and voting, the six nominees for directors receiving the highest number of votes will be elected as directors. Abstentions and shares held by brokers that are present, but not voted because the brokers were prohibited from exercising discretionary authority (broker non-votes) will be counted as present only for purposes of determining if a quorum is present.

        The current directors and nominees for election as directors at this meeting are as follows:

Name	Age	Position	Director Since
Deepak Chopra	64	Chairman of the Board of Directors, Chief Executive Officer and President	1987
Ajay Mehra	53	Director, Executive Vice President and President of OSI Solutions Business	1996
Steven C. Good(1)(2)(3)(4)(5)	73	Director	1987
Meyer Luskin(1)(2)(3)(4)(5)	90	Director	1990
David T. Feinberg(6)	53	Director	2010
William F. Ballhaus(1)(2)(3)(5)	70	Director	2010
James B. Hawkins	59	Director Nominee	—

(1)
Member of Audit Committee

(2)
Member of Compensation Committee

(3)
Member of Nominating and Governance Committee

(4)
Member of Executive Committee

(5)
Member of the Technology Committee

(6)
Dr. Feinberg's term as a director will end at the upcoming Annual Meeting.

Business Experience

        Deepak Chopra is the founder of the Company and has served as President, Chief Executive Officer and a Director since the Company's inception in May 1987. He has served as the Company's Chairman of the Board of Directors since February 1992. Mr. Chopra also serves as the Chief Executive Officer of several of the Company's major subsidiaries. From 1976 to 1979 and from 1980 to 1987, Mr. Chopra held various positions with ILC, a publicly-held manufacturer of lighting products, including serving as Chairman of the Board of Directors, Chief Executive Officer, President and Chief Operating Officer of its United Detector Technology division. In 1990, the Company acquired certain assets of ILC's United Detector Technology division. Mr. Chopra has also held various positions with Intel Corporation, TRW Semiconductors and RCA Semiconductors. Mr. Chopra holds a Bachelor of Science degree in Electronics from Punjab Engineering College in Chandigarh, Punjab, India and a Master of Science degree in Semiconductor Electronics from the University of Massachusetts, Amherst. Mr. Chopra was selected to serve as a director because of his expertise in the field of electrical engineering as well as his long-standing experience in successfully managing the Company.

        Ajay Mehra has served as a Director since March 1996. Mr. Mehra is Executive Vice President of the Company and President of OSI Solutions Business. Mr. Mehra joined the Company as Controller in 1989 and served as Vice President and Chief Financial Officer from November 1992 until November 2002, when he was named the Company's Executive Vice President. Prior to joining the Company, Mr. Mehra held various financial positions with Thermador/Waste King, a household appliance company, Presto Food Products, Inc. and United Detector Technology. Mr. Mehra holds a Bachelor of Arts degree from the School of Business of the University of Massachusetts, Amherst and a Master of Business Administration degree from Pepperdine University. Mr. Mehra was selected to serve as a director because of his financial management experience and management experience within the Company.

        Steven C. Good has served as a Director of the Company since September 1987. He has been a consultant for the accounting firm of Cohn Reznick LLP since February 2010. Mr. Good founded the accounting firm of Good, Swartz, Brown & Berns (predecessor of Cohn Reznick LLP) in 1976 and served as an active partner until February 2010. He has been active in consulting and advisory services for businesses in various sectors, including the manufacturing, garment, medical services and real estate development industries. Mr. Good founded California United Bancorp in 1982 and served as its Chairman through 1993. From 1997 until the company was sold in 2006, Mr. Good served as a Director of Arden Realty Group, Inc., a publicly-held real estate investment trust listed on the New York Stock Exchange. Mr. Good currently serves as a Director of Kayne Anderson MLP Investment Company and Kayne Anderson Energy Total Return Fund, each of which is listed on the New York Stock Exchange. Mr. Good also currently serves as a Director of Rexford Industrial Realty, Inc., a publicly-held real estate investment trust listed on the New York Stock Exchange. He also formerly served as a Director of California Pizza Kitchen, Inc. from 2005 to 2008, Youbet.com from 2006 to 2008, and the Walking Company Holdings, Inc. from 1997 to 2009. Mr. Good has extensive risk management experience gained through the various executive and board positions that he has held. Mr. Good holds a Bachelor of Science degree in Business Administration from the University of California, Los Angeles and attended its Graduate School of Business. Mr. Good was selected to serve as a director because of his audit, finance and accounting expertise.

        Meyer Luskin has served as a Director of the Company since February 1990. Since 1958, Mr. Luskin has served as a Director of Scope Industries, which is engaged principally in the business of recycling and processing food waste products into animal feed and has also served as its President, Chief Executive Officer and Chairman since 1961. He currently serves on the Board of Advisors of the Santa Monica – UCLA Medical Center and Orthopaedic Hospital and was formerly the Chairman. Mr. Luskin is also a Director of the Orthopaedic Institute for Children (previously known as the Los Angeles Orthopaedic Hospital) and was formerly the Chairman. Mr. Luskin is also a Director on the Advisory Board of the UCLA Luskin School of Public Affairs, a Director of the UCLA Foundation, a Director of the Alliance for College-Ready Public Schools, and a Director of the Jazz Bakery. Mr. Luskin also served as a Director of Myricom, Inc., a computer and network infrastructure company. Mr. Luskin has extensive risk management experience gained through the various executive and board positions that he has held. Mr. Luskin holds a Bachelor of Arts degree from the University of California, Los Angeles and a Masters in Business Administration from Stanford University. Mr. Luskin was selected to serve as a director because of his long-standing experience managing complex business operations.

        David T. Feinberg has served as a Director of the Company since March 2010. Dr. Feinberg has served as the President and Chief Executive Officer of Geisinger Health System since May 2015. Prior to that, Dr. Feinberg served as President of the UCLA Health System since July 2011 and as Chief Executive Officer of the UCLA Hospital System and Associate Vice Chancellor since July 2007. Prior to assuming these positions, Dr. Feinberg was the medical director of the Resnick Neuropsychiatric Hospital (NPH) at UCLA. Dr. Feinberg is board certified in the specialties of child and adolescent psychiatry, adult psychiatry and addiction psychiatry and was a professor of clinical psychiatry in the David Geffen School of Medicine at UCLA. Dr. Feinberg previously served on the Board of Directors of Douglas Emmett, Inc., a publicly-held real estate investment trust listed on the New York Stock Exchange. Dr. Feinberg graduated cum laude in economics from the University of California, Berkeley in 1984 and graduated with distinction from the University of Health Sciences/The Chicago Medical School in 1989. He earned his Master of Business Administration from Pepperdine University in 2002.

        William F. Ballhaus, Jr. has served as a Director of the Company since May 2010. From 2000 to 2007, Dr. Ballhaus, now retired, served as President and then also as Chief Executive Officer of Aerospace Corporation, an organization dedicated to the application of science and technology to the solution of critical issues in the nation's space program. Between 1990 and 2000, Dr. Ballhaus' career included positions within the aerospace industry, including Corporate Vice President, Engineering and Technology for Lockheed Martin Corporation and President, Aero and Naval Systems and President, Civil Space & Communications, both for Martin Marietta. Between 1971 and 1989, Dr. Ballhaus worked for the National Aeronautics and Space Administration (NASA), including as Director of its Ames Research Center. Dr. Ballhaus serves on the Board of Directors of Draper Laboratory and on the Board of Trustees of the University Space Research Association. Dr. Ballhaus has extensive risk management experience gained through the various executive and board positions that he has held. Dr. Ballhaus, who has published more than 40 papers on computational aerodynamics, obtained a Ph.D. in Engineering in 1971 and a BS and MS in Mechanical Engineering in 1967 and 1968, all from the University of California at Berkeley. Dr. Ballhaus was selected to serve as a director because of his experience in managing providers of technology and technical services to government agencies.

        James B. Hawkins is the President, Chief Executive Officer and member of the Board of Directors of Natus Medical Incorporated, a leading manufacturer of medical devices and software and a service provider for the newborn care, neurology, sleep, hearing and balance markets. Mr. Hawkins has held this position since 2004. In addition, he currently serves as a director of IRADIMED Corporation and El Dorado Resorts Inc. Mr. Hawkins has notified the Company that he will not stand for re-election as director on one of the outside public company boards on which he serves as an independent director, thereafter serving on two public company boards in addition to the Natus board. Prior to joining Natus, Mr. Hawkins was President, Chief Executive Officer, and a Director of Invivo Corporation, a provider of MRI-safe patient monitoring. He earned his undergraduate degree in Business Commerce from Santa Clara University and holds a Masters of Business Administration degree from San Francisco State University. Mr. Hawkins has been nominated as a director because of his direct management experience in the medical device area.

Relationships Among Directors or Executive Officers

        There are no arrangements or understandings known to the Company between any of the directors or nominees for director of the Company and any other person pursuant to which any such person was or is to be elected a director.

        Ajay Mehra is the first cousin of Deepak Chopra. Other than this relationship, there are no family relationships among the directors or Named Executive Officers (as defined in "Compensation of Executive Officers and Directors – Summary Compensation Table") of the Company.

Board Role in Risk Oversight

        The Board of Directors is responsible for risk oversight of the Company. Risks facing the Company include competitive, economic, operational, financial, accounting, liquidity, tax, regulatory, foreign country, safety, employment, political, and other risks. Risks are reported to the Board of Directors through the Company's executive officers, who are responsible for the identification, assessment and management of the Company's risks. The Board of Directors regularly discusses the risks reported by the Company's executive officers and reviews with management strategies and actions to mitigate the risks and the status and effectiveness of such strategies and actions.

        To optimize its risk oversight capabilities and efficiently oversee the Company's risks, the committees of the Board of Directors are delegated oversight responsibility for particular areas of risk. For example, the Audit Committee oversees management of risks related to accounting, auditing and financial reporting and maintaining effective internal control over financial reporting. The Nominating and Governance Committee oversees risks related to the effectiveness of the Board of Directors. The Compensation Committee oversees risks related to the Company's executive compensation policies and practices. The Executive Committee oversees risks related to the Company's strategic transactions. The Technology Committee oversees risks related to technology matters.

Board Leadership Structure

        The Chairman of the Board of Directors is the Company's Chief Executive Officer. The Company believes that currently combining the positions of Chief Executive Officer and Chairman serves as an effective link between management's role of identifying, assessing and managing risks and the Board of Directors' role of risk oversight. Mr. Chopra possesses in-depth knowledge of the issues, opportunities and challenges the Company faces and is thus well positioned to develop agendas and highlight issues that ensure that the Board of Directors' time and attention are focused on the most critical matters. In addition, the Board of Directors has determined that this leadership structure is optimal because it believes that having one leader serving as both the Chairman and Chief Executive Officer provides decisive, consistent and effective leadership, as well as clear accountability. Having one person serve as Chairman and Chief Executive Officer also enhances the Company's ability to communicate its message and strategy clearly and consistently to its stockholders, employees, and other companies with which it does business. Although the Company believes that the combination of the Chairman and Chief Executive Officer roles is appropriate under current circumstances, it will continue to review this issue periodically to determine whether, based on the relevant facts and circumstances, separation of these offices would serve the Company's best interests and the best interests of its stockholders. The Company does not have a lead independent director.

Board of Directors Meetings, Independence and Committees of the Board of Directors

        There were five meetings of the Board of Directors and the Board of Directors acted pursuant to unanimous written consent on one additional occasion during the fiscal year ended June 30, 2015. The Board of Directors has established an Audit Committee, Compensation Committee, Nominating and Governance Committee, Executive Committee and Technology Committee. The members of each committee are appointed by the majority vote of the Board of Directors. All persons serving as a director during the fiscal year ended June 30, 2015 attended more than 75% of the aggregate number of meetings held by the Board of Directors and all committees on which such director served.

        The Board of Directors has determined that each of the nominees for director, except Mr. Chopra and Mr. Mehra, is independent within the meaning of the rules and regulations of the U.S. Securities and Exchange Commission ("SEC") and director independence standards of The NASDAQ Stock Market (the "Listing Standards"), as currently in effect. Furthermore, the Board of Directors has determined that each of the members of each of the committees of the Board of Directors is independent within the meaning of the rules and regulations of the SEC and the Listing Standards, as currently in effect.

  Audit Committee

        The Company has a separately designated, standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Audit Committee makes recommendations for selection of the Company's independent public accountants, reviews with the independent public accountants the plans and results of the audit engagement, approves professional services provided by the independent public accountants, reviews the independence of the independent public accountants, considers the range of audit and any non-audit fees, and reviews the financial statements of the Company and the adequacy of the Company's internal accounting controls and financial management practices. All members of the Audit Committee are independent, as independence for audit committee members is defined in Rule 10A-3(b)(1) under the Exchange Act and the Listing Standards applicable to the Company.

        The Audit Committee currently consists of Messrs. Good and Luskin and Dr. Ballhaus. The Board of Directors has determined that, based upon his work experience, Mr. Good qualifies as an "Audit Committee Financial Expert" as this term has been defined under the rules and regulations of the SEC. Information regarding Mr. Good's work experience is set forth above under "Election of Directors." To date, no determination has been made as to whether the other members of the Audit Committee also qualify as Audit Committee Financial Experts.

        There were four meetings of the Audit Committee and the Audit Committee acted pursuant to unanimous written consent on one additional occasion during the fiscal year ended June 30, 2015. See "Report of Audit Committee." The Audit Committee acts pursuant to a written charter adopted by the Board of Directors, a copy of which is available under the Investor Relations section of the Company's website – http://www.osi-systems.com.

  Compensation Committee

        The Compensation Committee is responsible for determining compensation for the Company's executive officers, reviewing and approving executive compensation policies and practices, and providing advice and input to the Board of Directors in the administration of the Company's equity compensation plans. The Compensation Committee engages and consults with independent compensation consultants in the performance of its duties. The Compensation Committee currently consists of three independent directors – Messrs. Luskin and Good and Dr. Ballhaus. There were six meetings of the Compensation Committee and the Compensation Committee acted pursuant to unanimous written consent on one additional occasion during the fiscal year ended June 30, 2015. See "Compensation Committee Report."

        The Compensation Committee acts pursuant to a written charter adopted by the Board of Directors, a copy of which is available under the Investor Relations section of the Company's website – http://www.osi-systems.com.

  Nominating and Governance Committee

        The Nominating and Governance Committee is responsible for evaluating nominations for new members of the Board of Directors. The Nominating and Governance Committee currently consists of three independent directors – Dr. Ballhaus and Messrs. Good and Luskin. During fiscal year 2015, the Nominating and Governance Committee consisted of Messrs. Good and Luskin and Dr. Feinberg. There was one meeting of the Nominating and Governance Committee during the fiscal year ended June 30, 2015.

        The Nominating and Governance Committee will consider director candidates based upon their business and financial experience, personal characteristics, expertise that is complementary to the background and experience of other Board of Directors members, willingness to devote the required amount of time to carrying out the duties and responsibilities of membership on the Board of Directors, willingness to objectively appraise management performance, and any such other qualifications the Nominating and Governance Committee deems necessary to ascertain the candidate's ability to serve on the Board of Directors.

        The Nominating and Governance Committee has sought to identify director nominees that have diverse professional and educational backgrounds that are believed to complement the skills offered by existing Board of Directors members.

        The Nominating and Governance Committee acts pursuant to a written charter adopted by the Board of Directors, a copy of which is available under the Investor Relations section of the Company's website – http://www.osi-systems.com.

  Executive Committee

        The Executive Committee convenes for the purpose of advising and consulting with the Company's management regarding potential acquisitions, mergers and strategic alliances. The Executive Committee consists of two independent directors – Messrs. Good and Luskin. There were six meetings of the Executive Committee during the fiscal year ended June 30, 2015.

        The Executive Committee acts pursuant to a written charter adopted by the Board of Directors, a copy of which is available under the Investor Relations section of the Company's website – http://www.osi-systems.com.

  Technology Committee

        The Technology Committee is responsible for evaluating and making recommendations to the Board of Directors regarding all technology-based matters. The Technology Committee currently consists of three independent directors – Dr. Ballhaus and Messrs. Good and Luskin. During fiscal year 2015, the Technology Committee consisted of Drs. Ballhaus and Feinberg. There were no meetings of the Technology Committee during the fiscal year ended June 30, 2015.

  Director Nomination Process

        The Nominating and Governance Committee will consider director candidates recommended by stockholders. Stockholders who wish to submit names of candidates for election to the Board of Directors must do so in writing. The recommendation should be sent to the following address: c/o Secretary, OSI Systems, Inc., 12525 Chadron Avenue, Hawthorne, CA 90250. The Company's Secretary will, in turn, forward the recommendation to the Nominating and Governance Committee. The recommendation should include the following information:

  •
  A statement that the writer is a stockholder and is proposing a candidate for consideration by the Nominating and Governance Committee;

  •
  The name and contact information for the candidate;

  •
  A statement of the candidate's occupation and background, including education and business experience;

  •
  Information regarding each of the factors listed above, sufficient to enable the Nominating and Governance Committee to evaluate the candidate;

  •
  A statement detailing (i) any relationship or understanding between the candidate and the Company, or any customer, supplier, competitor, or affiliate of the Company, and (ii) any relationship or understanding between the candidate and the stockholder proposing the candidate for consideration, or any affiliate of such stockholder; and

  •
  A statement that the candidate is willing to be considered for nomination by the Nominating and Governance Committee and willing to serve as a director if nominated and elected.

        Stockholders must also comply with all requirements of the Company's Bylaws, a copy of which is available from the Secretary upon written request, with respect to nomination of persons for election to the Board of Directors. The Company may also require any proposed nominee to furnish such other information as the Company or the Nominating and Governance Committee may reasonably require to determine the eligibility of the nominee to serve as a director. In performing its evaluation and review, the Nominating and Governance Committee generally does not differentiate between candidates proposed by stockholders and other proposed nominees, except that the Nominating and Governance Committee may consider, as one of the factors in its evaluation of stockholder recommended candidates, the size and duration of the interest of the recommending stockholder or stockholder group in the equity of the Company.

        There are no stockholder nominations for election to the Company's Board of Directors to be voted on at this year's Annual Meeting. Stockholders wishing to submit nominations for next year's annual meeting of stockholders must notify the Company of their intent to do so on or before the date on which nominations must be received by the Company in accordance with its Bylaws and the rules and regulations of the SEC. For details see "Stockholder Proposals."

Compensation Committee Interlocks and Insider Participation

        The Compensation Committee is currently composed of three non-employee directors – Messrs. Luskin and Good and Dr. Ballhaus. No executive officer of the Company has served during the fiscal year ended June 30, 2015 or subsequently as a member of the board of directors or compensation committee of any entity which has one or more executive officers who serve on the Company's Board of Directors or the Compensation Committee. During the fiscal year ended June 30, 2015, no member of the Company's Compensation Committee had any relationship or transaction with the Company required to be disclosed pursuant to Item 404 of Regulation S-K.

        The Board of Directors recommends that you vote "FOR" the election of each of Deepak Chopra, Ajay Mehra, Steven C. Good, Meyer Luskin, William F. Ballhaus, Jr. and James B. Hawkins as directors of the Company. Holders of proxies solicited by this Proxy Statement will vote the proxies received by them as directed on the Proxy or, if no direction is made, for each of the above-named nominees. The election of directors requires a plurality of the votes cast at the Annual Meeting.

RATIFICATION OF SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
(Proposal No. 2 of the Proxy Card)

        The Audit Committee of the Board of Directors has selected Moss Adams LLP ("Moss Adams") as the Company's independent registered public accountants for the year ending June 30, 2016 and has further directed that management submit the selection of independent registered public accountants for ratification by the Company's stockholders at the Annual Meeting. Moss Adams has no financial interest in the Company, and neither it nor any member or employee of the firm has had any connection with the Company in the capacity of promoter, underwriter, voting trustee, director, officer or employee.

        In the event that the Company's stockholders fail to ratify the selection of Moss Adams, the Audit Committee will reconsider whether or not to retain the firm. Even if the selection is ratified, the Audit Committee and the Board of Directors in their discretion may direct the appointment of a different independent accounting firm at any time during the year if they determine that such a change would be in the Company's and its stockholders' best interests.

        Representatives of Moss Adams are expected to be present at the Annual Meeting, and they will have an opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions.

        The Board of Directors recommends a vote "FOR" the ratification of Moss Adams as the Company's independent registered public accountants for the fiscal year ending June 30, 2016. Holders of proxies solicited by this Proxy Statement will vote the proxies received by them as directed on the Proxy or, if no direction is made, in favor of this proposal. In order to be adopted, this proposal must be approved by the affirmative vote of a majority of the votes cast at the Annual Meeting.

 ADVISORY VOTE ON THE COMPANY'S EXECUTIVE COMPENSATION
FOR THE FISCAL YEAR ENDED JUNE 30, 2015
(Proposal No. 3 of the Proxy Card)

Background

        The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 enables the Company's stockholders to vote to approve, on an advisory, non-binding basis, the Company's executive compensation for the fiscal year ended June 30, 2015 as disclosed in the Proxy Statement in accordance with the SEC's rules, including Section 14A of the Exchange Act. The Company currently conducts this advisory vote on an annual basis, and the next advisory vote is expected to be conducted at the Company's 2016 Annual Meeting of Stockholders.

Summary

        The Board of Directors is committed to excellence in governance and is aware of the significant interest in executive compensation matters by investors and the general public. The Company is asking its stockholders to provide advisory approval of the Company's executive compensation as such compensation is described in the "Compensation Discussion and Analysis" section, the tabular disclosure regarding such compensation and the accompanying narrative disclosure set forth in the Proxy Statement. The Company recognizes and values the critical role that executive leadership plays in its performance. The Company's executive compensation philosophy is intended to ensure that executive compensation is aligned with the Company's long-term business strategy, objectives and stockholder interests. The Company's executive compensation is designed to attract, motivate and retain highly qualified executives. The Company believes that its compensation policies and procedures are centered on pay-for-performance principles and are strongly aligned with the long-term interests of the stockholders.

        The Company urges the stockholders to review the "Compensation Discussion and Analysis" section of the Proxy Statement and executive-related compensation tables for more information.

Emphasis on Pay-For-Performance Principles

        The Company believes that executive compensation should be tied to the performance of the Company on both a short-term and long-term basis. In fiscal year 2015, the Company experienced growth in revenues, operating income, net income, earnings per share and operating cash flow. The Company ended fiscal year 2015 with a strong backlog. The Company believes that its continued success is closely tied to the performance of its executive officers and has designed its compensation practices in order to reward the executives for their contributions to the overall success of the Company.

Alignment with Stockholders' Interests

        The Company grants annual incentives based in part on each executive's contribution to enhancing long-term stockholder value. The Company also grants long-term incentives as a substantial component of the compensation program to reward long-term performance and further align the interests of management with those of the stockholders. The Company has generally used restricted stock, restricted stock units and stock options as its equity incentive vehicles because these awards enable the executives to establish a meaningful equity stake in the Company while allowing them to participate in future value creation through appreciation of the shares. These awards tie the executives' interests to those of long-term stockholders and serve to motivate the executives to lead the Company to achieve long-term financial goals that are expected to lead to increased stockholder value. In addition to linking compensation value to stockholder value, these awards generally have vesting conditions, which creates a strong retention incentive and helps ensure the continuity of the Company's operations. For fiscal year 2015, 100% of the long-term equity incentives granted to the Company's Named Executive Officers consisted of restricted stock units subject to performance vesting based on growth of adjusted EBITDA per share. For fiscal year 2016, long-term equity incentives will continue to be 100% performance vesting.

Long-Term Performance

        In order to promote the Company's philosophy of pay-for-performance and furthering its objective of aligning the interests of management with those of the stockholders, the Company has established performance programs for certain of its executive officers. These programs focus on the achievement of the Company's long-term financial goals and factors that create long-term stockholder value. By establishing performance targets tied to key corporate financial metrics, the Company is incentivizing its officers to achieve the Company's long-term corporate objectives and ultimately increase stockholder value.

Recommendation

        The Board of Directors believes that a vote in favor of the proposal is warranted for these reasons: (1) the Company delivered strong operating performance during fiscal 2015; (2) under the CEO's leadership, the Company's stock price has increased approximately 155% over the five-year period ended June 30, 2015; (3) the CEO's pay over the past five-years has been closely aligned with the Company's total stockholder return (TSR) performance; (4) 100% of Named Executive Officer equity awards for fiscal 2015 were performance-based and tied to measurable pre-established targets; (5) the annual incentives were awarded only after a robust consideration of both qualitative and quantitative factors; and (6) the Company is committed to having strong governance standards and continues to take steps to further this commitment.

        1.     Operating Performance:    The Company delivered strong operating performance during fiscal 2015:

  •
  The Company's revenues increased 6% over the prior year, once again setting a new record for the Company.

  •
  The Company achieved non-GAAP diluted earnings per share (EPS) of $3.53, which represented a 13% increase over the prior year; the Company's seventh consecutive year of record non-GAAP earnings.

  •
  The Company achieved record adjusted EBITDA representing growth of 11%.

  •
  The Company generated record free cash flow of approximately $90 million.

  •
  The Company grew its addressable markets through new product introductions and targeting of markets that did not previously represent a significant source of revenues. In the past, this dynamic approach has served to sustain growth even through periods of adverse macroeconomic conditions.

  •
  The Company made targeted investments in new product development (R&D) and acquisitions. Such investments in the past have led to the Company's introduction of the Rapiscan RTT®

    computed tomography (CT) based hold baggage inspection system and a new generation of healthcare products.

        2.     Total Shareholder Return (TSR):    The Company's 5-year, 7-year and 10-year TSR numbers have been exceptional.

        Under the CEO's leadership, the Company's 5-year, 7-year and 10-year TSR numbers have been exceptional with the Company's stock price out-performing approximately 96% of its peer group over the last 10 years. This illustrates management's commitment to long-term shareholder value creation. The Company achieved this growth while continuing to make significant, targeted investments in new product lines and lines of business. The CEO's pay over the five-years ended June 30, 2015 has been closely aligned with the Company's TSR performance.

        3.     Stock Price Appreciation and Linkage to Executive Compensation:    Under the CEO's leadership, the Company's stock price has increased approximately 155% over the five-year period ended June 30, 2015. The CEO's pay over the past five fiscal years has been closely aligned with the Company's TSR performance.

        The Company believes that its long-term TSR performance has been very strong and that the structure of its executive compensation program contributed to the Company's achievements by incentivizing the executives to grow the Company in a way that creates long-term value for the Company's stockholders. The Company's 3-year relative TSR number was not strong, but the Company believes this to be reflective of certain Company and industry-specific challenges that the Company faced during that period. Additionally, the Company has had continued operational success over the same period and has significantly outperformed its peers in the security detection industry, thus providing further support for the Company's belief that the 3-year TSR metric is not a meaningful indication of the Company's long-term performance. In fiscal year 2015, the Company had record revenues, record non-GAAP earnings per share and record free cash flow. Also noteworthy is that between June 30, 2015 and September 30, 2015, the Company's stock price increased nearly 9%. The chart below shows the close alignment of CEO pay as compared to the Company's TSR performance over the past five fiscal years.

        4.     Six-Year Performance Program:    Equity awards granted to the Company's Named Executive Officers are 100% performance-based and tied to measurable pre-established adjusted EBITDA per share goals. Under the Six-Year Performance Program, the Company's Mexico security scanning program was specifically excluded so that executives would not receive two payments for the same performance.

        The Company's Named Executive Officers were not granted any time-based vesting equity awards during fiscal 2015. The equity grants made to the executives during fiscal 2015 were 100% performance-

based and tied to pre-established adjusted EBITDA per share targets which require significant annual growth. Forty percent (40%) of the maximum number of shares that can be earned under each Named Executive Officer's 2015 award has a three-year performance component which vests or is forfeited following the end of the three-year performance cycle, subject to the achievement of the adjusted EBITDA per share growth target for fiscal 2017. If 85% of this three-year adjusted EBITDA per share target is not attained, then these shares are forfeited. The remaining sixty percent (60%) of the maximum number of shares that can be earned under each executive's 2015 award may vest up to twenty percent (20%) per year over the three-year period if annual adjusted EBITDA per share growth targets are exceeded for fiscal years 2015, 2016 and 2017, respectively. These grants were made pursuant to our Six-Year Performance Program, which was established in 2012.

        The adjusted EBITDA per share targets exclude the effect of the Company's security scanning program for the Mexico Servicio de Administración Tributaria for which the Compensation Committee has established a separate program, discussed in further detail below. The Compensation Committee specifically excluded the Mexico security scanning program from the long-term equity incentive program so that the executives would not benefit multiple times under two programs for the same accomplishments. The Company believes that the performance metrics underlying its long-term equity incentive program are rigorous and the Company has not disclosed current metrics because their disclosure would allow the Company's competitors to determine the EBITDA and pricing related to the Mexico turnkey operations, which would be competitively harmful to the Company. The adjusted EBITDA per share target for the three-year performance cycle ended in fiscal 2015 was $5.07.

        For fiscal 2015, the Company achieved 116% of the fiscal 2015 adjusted EBITDA per share target, and as a result the 66,000 shares granted to the CEO in fiscal 2013 were vested. In addition, the CEO earned 74,400 shares, consisting of 24,000 vested shares earned pursuant to the fiscal 2015 grant, 24,000 vested shares earned pursuant to the fiscal 2014 grant and 26,400 vested shares earned pursuant to the fiscal 2013 grant.

        5.     Mexico SAT Incentive Program:    The Compensation Committee established a separate incentive program tied to the Company's Mexico turnkey operations in order to underscore its importance to the Company and to focus management's attention on developing the opportunity in Mexico.

        The Compensation Committee established a separate incentive program in 2012 tied to the performance of the Company's security scanning program for the Mexico Servicio de Administración Tributaria (the "Mexico SAT Incentive Program") in order to underscore its importance to the Company and to focus management's attention on this important opportunity. Incentives under the Mexico SAT Incentive Program are conditioned on the achievement of operating income targets that the Company believes are rigorous which relate to the services for the Mexico Servicio de Administración Tributaria. These targets require that such operating income, as a percentage of revenue, significantly exceed the Company-wide operating margin before any incentives are awarded. The Company has not disclosed these operating income targets because such disclosure would be competitively harmful to the Company. These operating income targets will be stated, on a retrospective basis, following the completion of the security scanning program for the Mexico Servicio de Administración Tributaria.

        Under the Mexico SAT Incentive Program, for fiscal 2015, based on operating income achieved, the CEO was awarded $1,141,327 consisting of the short-term component of the program. The long-term components of the program are described more fully below in the Compensation Discussion and Analysis section under "Mexico SAT Incentive Program."

        6.     Annual Incentives:    Although the Company's annual incentive bonus program allows for the Compensation Committee to exercise discretion once financial thresholds are achieved, both qualitative and quantitative factors are robustly considered in determining bonus amounts.

        The Compensation Committee considered both qualitative and quantitative factors when determining the annual bonus amounts for fiscal 2015. With respect to the annual incentive bonuses granted to the CEO and certain executive officers, once the Compensation Committee determined that the Company's financial thresholds were achieved, the Compensation Committee then considered quantitative factors including that in fiscal 2015: (1) the Company's revenues increased 6% over the prior year, again setting a new record for the Company; (2) the Company's non-GAAP diluted earnings per share (EPS) increased by 13% over the prior year; (3) the Company achieved record adjusted EBITDA representing growth of 11%; and (4) the Company generated record free cash flow of approximately $90 million. The Compensation Committee also considered qualitative factors as described in further detail below.

        7.     Turnkey Solutions Incentive Program:    The Compensation Committee established a separate incentive program tied to the annual performance of the Company's turnkey solutions business in order to underscore its importance and to focus Mr. Mehra's attention on developing these opportunities.

        The Compensation Committee established a separate incentive program in 2015 tied to the annual performance of the Company's turnkey solutions business, of which Mr. Mehra is the President. The purpose of the program is to focus Mr. Mehra's attention on developing the Company's turnkey solutions business. The Company's Mexico security scanning program and certain other existing operations were specifically excluded from this program so that Mr. Mehra would not receive multiple payments for the same performance. Incentives under this program are conditioned on the achievement of operating income targets that the Company believes are rigorous which relate to the Company's turnkey solutions business. The Company has not disclosed these operating income targets because such disclosure would be competitively harmful to the Company. These operating income targets will be stated, on a retrospective basis, following the completion of each applicable performance period. Awards under this program may be granted in shares of Company stock or, at the discretion of the Company, in cash.

        8.     Corporate Governance and Best Practices:    The Company is committed to having strong governance standards with respect to its compensation programs, procedures and practices.

        The Company has done the following:

  •
  Prohibited all hedging and pledging of Company stock by executive officers and directors. As of the date of the Proxy Statement, no shares of Company stock are pledged by any Named Executive Officer or director.

  •
  Adopted a robust clawback policy that provides that if an accounting restatement is required due to material non-compliance with any accounting requirements, then the Company will seek to recover any excess in the incentive compensation earned by all of the executive officers, regardless of whether they were at fault or not in the circumstances leading to the restatement, over the prior three years over what they would have earned if there had not been a material restatement of the financial statements.

  •
  Established rigorous Company stock ownership guidelines requiring each executive officer to own Company stock valued at least at five times his annual base salary. These guidelines align the executives' long-term interests with those of the Company's stockholders. In addition, prior to attaining the 5X share ownership guideline, each executive is required to retain at least 50% of the shares acquired upon exercise of options or vesting of restricted stock or unit awards, net of amounts required to pay taxes and exercise price.

        The Board of Directors believes that the information above as well as that provided in the section entitled "Compensation of Executive Officers and Directors" contained in the Proxy Statement demonstrates that the Company's executive compensation program was designed appropriately and is working to ensure that management's interests are aligned with the stockholders' interests and support long-term value creation. The following resolution will be submitted for a stockholder vote at the Annual Meeting:

        "RESOLVED, that the stockholders of OSI Systems, Inc. approve, on an advisory basis, the compensation of the Company's Named Executive Officers, as disclosed in the section entitled "Compensation Discussion and Analysis," the accompanying compensation tables, and the related narrative disclosure contained in the Proxy Statement."

        The Board of Directors recommends that you vote "FOR" the approval of the Company's executive compensation for the fiscal year ended June 30, 2015. Holders of proxies solicited by this Proxy Statement will vote the proxies received by them as directed on the Proxy or, if no direction is made, in favor of this proposal. In order to be approved on an advisory basis, this proposal must be approved by the affirmative vote of a majority of the votes cast at the Annual Meeting.

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

Executive Officers

        The Company's executive officers are as follows:

Name	Age	Position
Deepak Chopra*	64	Chairman of the Board of Directors, Chief Executive Officer and President
Alan Edrick*	47	Executive Vice President and Chief Financial Officer
Ajay Mehra*	53	Director, Executive Vice President and President of OSI Solutions Business
Victor Sze*	48	Executive Vice President and General Counsel
Nicholas Ong*	50	President of Healthcare division
Pak Chin	43	President of Security division
Manoocher Mansouri	59	President of Optoelectronics and Manufacturing division
Paul Morben	54	President of OSI Electronics, Inc.
Rick Merritt	53	Senior Vice President and Chief Human Resources Officer

*
Denotes the Company's Named Executive Officers for fiscal 2015.

        The following section sets forth certain background information regarding those persons currently serving as executive officers of the Company, excluding Deepak Chopra and Ajay Mehra, who are described above under "Election of Directors":

          Alan Edrick is Executive Vice President and Chief Financial Officer of the Company. Mr. Edrick joined the Company as Executive Vice President and Chief Financial Officer in September 2006. Mr. Edrick has more than two decades of financial management and public accounting experience, including mergers and acquisitions, capital markets, financial planning and analysis and regulatory compliance. Between 2004 and 2006, Mr. Edrick served as Executive Vice President and Chief Financial Officer of BioSource International, Inc., a biotechnology company, until its sale to Invitrogen Corporation. Between 1998 and 2004, Mr. Edrick served as Senior Vice President and Chief Financial Officer of North American Scientific, Inc., a medical device and specialty pharmaceutical company. Between 1989 and 1998, Mr. Edrick was employed by Price Waterhouse LLP in various positions including Senior Manager, Capital Markets. Mr. Edrick received his Bachelor of Arts degree from the University of California, Los Angeles and a Master of Business Administration degree from the Anderson School at the University of California, Los Angeles.

          Victor S. Sze is Executive Vice President and General Counsel of the Company. Mr. Sze joined the Company as Vice President of Corporate Affairs and General Counsel in March 2002. In November 2002, Mr. Sze was appointed Secretary of the Company. In September 2004, Mr. Sze was appointed Executive Vice President. From 1999 through November 2001, Mr. Sze served as in-house counsel to Interplay Entertainment Corp., a developer and worldwide publisher of interactive entertainment software, holding the title of Director of Corporate Affairs. Prior to joining Interplay Entertainment Corp., Mr. Sze practiced law with the firm of Wolf, Rifkin & Shapiro in Los Angeles. Mr. Sze holds a Bachelor of Arts degree in economics from the University of California, Los Angeles and a juris doctorate from Loyola Law School.

          Nicholas Ong is President of the Company's Spacelabs Healthcare division and has held various senior leadership positions at Spacelabs Healthcare before his current appointment. Mr. Ong has more than two decades of experience in the diagnostic and medical equipment industry. He led the integration effort in the Asia Pacific region for the acquisition of Instrumentarium by GE Healthcare prior to joining Spacelabs. He joined Ohmeda as Regional Director for Asia Pacific in 1995 and between 1997 and 2003, he served as the President for the Asia Pacific and Australia/New Zealand region of Datex-Ohmeda. Mr. Ong started his career with Beckman Instruments in Sales and Marketing in 1989. He holds a Bachelor of Arts degree from the University of California at Berkeley and a Master of Business Administration from the Henley Management College in the United Kingdom.

          Pak Chin is President of the Company's Security division. Mr. Chin joined the Company in May 2015 from Honeywell Inc. where he held a variety of leadership positions over 17 years including Vice President of the Boeing KC-46 Pegasus Aerial Refueling Tanker program, Vice President of the Lockheed Martin, Northrop Grumman, General Atomics and Huntington Ingalls Defense & Space business segment, Vice President of commercial aerospace and airlines business segment in Asia Pacific and Chairman of the Board for the Honeywell Aerospace and TAECO Aerospace joint venture. Mr. Chin holds a Bachelors in electrical engineering from the University of Oklahoma and a Masters in international business from the Rensselaer Polytechnic Institute.

          Manoocher Mansouri is President of the Company's Optoelectronics and Manufacturing division. Mr. Mansouri joined the Company in 1982 and was named President of its Optoelectronics and Manufacturing division in June 2006. Mr. Mansouri has over 30 years of experience in the optoelectronics industry. Mr. Mansouri has served as President of the Company's OSI Optoelectronics, Inc. subsidiary since May 2000. Mr. Mansouri holds a Bachelor of Science degree in electrical engineering from the University of California, Los Angeles as well as an Executive Program in management certificate from the Anderson School at the University of California, Los Angeles.

          Paul Morben is President of the Company's OSI Electronics, Inc. subsidiary. Mr. Morben first joined the Company in 1983 and was named President of OSI Electronics in June 2012. Mr. Morben has over 30 years of experience in the optoelectronics and manufacturing services industry, including approximately 10 years in Asia where he established and led the Company's manufacturing operations in Singapore, Indonesia, and Malaysia. Mr. Morben holds a Bachelor of Science degree in management science from California State University, Northridge and a Master of Business Administration degree from Concordia University, Irvine.

          Rick Merritt is Senior Vice President and Chief Human Resources Officer of the Company. Prior to joining the Company in October 2013, Mr. Merritt held the positions of Global Vice President of Human Resources for Power-One, Inc., a power conversion solution provider, from April 2011 to October 2013 and Global Vice President at International Rectifier Corporation, a publicly-traded power management technology company, from May 2004 to April 2011. Mr. Merritt received a Bachelor of Science degree from Indiana University and a Master of Science degree from California State University, Hayward.

Compensation Discussion and Analysis

        This Compensation Discussion and Analysis describes the Company's compensation philosophy, objectives, and processes, including the methodology for determining executive compensation for the Named Executive Officers. For additional information, please refer to the more detailed compensation disclosures beginning with and following the "Summary Compensation Table" contained in this Proxy Statement.

Governance Highlights

        The Company is committed to having strong governance practices with respect to its compensation programs, practices and procedures. The Company believes that these practices reinforce the Company's emphasis on tying executive compensation to performance. The following chart highlights some of the Company's governance practices with respect to executive compensation:

What The Company Does	What The Company Does Not Do
Uses 100% performance-based vesting with respect to executive equity awards	No excise tax gross-ups upon a change in control
Maintains a robust clawback policy	No hedging, pledging, or speculative transactions by executives and directors
Maintains share ownership and retention guidelines for executives and directors	No re-pricing of underwater options
Conducts an annual say on pay vote	No stock option grants with an exercise price less than fair market value
Maintains open lines of communication with stockholders	No "single trigger" severance payments owing solely on account of the occurrence of a change in control event

Executive Compensation Summary

  Fiscal 2015 Performance

        Fiscal 2015 was a strong year for the Company. During fiscal 2015, the Company (a) had record revenues, record non-GAAP earnings per share and record free cash flow, (b) increased its adjusted EBITDA margin, (c) actively leveraged its business infrastructure to support new products and revenue sources while maintaining intelligent cost management, (d) continued building a foundation for future growth by making targeted investments in new product development and acquisitions, and (e) further improved sustainability of revenues by growing the Company's addressable markets, all while increasing R&D spending by more than twice the rate of sales growth.

        Leverage Business Infrastructure.    Even as the Company launched new products, entered new markets, and invested substantial amounts in R&D, the Company actively leveraged its business infrastructure and maintained intelligent cost management.

        Growth in Markets and Opportunities.    In fiscal 2015, in addition to growing revenues over the prior year, the Company continued to expand its addressable markets through new product introductions and targeting of markets that did not previously represent a significant source of revenues. This dynamic approach has served, and the Company believes it will continue to serve, to sustain growth over the long term. Examples include:

  •
  Expanding presence with international customers for checked baggage scanning solutions, related services and support.

  •
  Significant growth in U.S. patient monitoring business and new product launches in the Company's Healthcare division.

  •
  Acquiring an international automated external defibrillator (AED) company further strengthening the Company's cardiology business.

  •
  Increasing participation with healthcare group purchasing organizations or GPOs that facilitate sales of healthcare equipment to large hospital networks.

  •
  Acquiring product lines and companies that not only leverage the Company's existing operating infrastructure but also provide immediate entry into growing market segments.

        Building a Foundation for the Future.    While improving the Company's earnings per share during fiscal 2015, the Company continued to make significant targeted investments in R&D and acquisitions. Such investments in the past have led to the Company's introduction of the Rapiscan RTT® computed tomography (CT) based hold baggage inspection system and new generation of healthcare products. The Company believes that these investments, as well as other product development programs that are currently underway, will result in enhanced business outcomes for years to come.

        The results of the assertive and dynamic management of the Company are seen in the Company's financial outcomes, particularly considering the state of the overall global economy in the period since the economic downturn that began in late 2008. During this period of economic uncertainty, the Company's stockholders have witnessed solid growth in revenues, earnings per share, and stock price.

        This growth is reflected in an increase since fiscal year 2009 in the Company's revenue by 62%, net income by 484%, and a more than a tripling of the stock price. Moreover, the Company achieved this growth while continuing to make significant, targeted investments in new product lines and lines of business that will position the Company to sustain growth into the coming years.

Role of the Compensation Committee

        The Company's Board of Directors appoints members to the Compensation Committee. Each member of the Compensation Committee is independent within the meaning of the rules and regulations of the SEC and the Listing Standards, as currently in effect. The Compensation Committee is responsible for establishing and approving all compensation for the Named Executive Officers, including base salaries, annual incentive bonuses, long-term equity incentive compensation, benefits and perquisites, and other compensation. The Compensation Committee may delegate certain of its responsibilities to a subcommittee, to individuals or to others.

        Compensation for each of the Named Executive Officers (other than the Chief Executive Officer) is recommended to the Compensation Committee by the Chief Executive Officer. Compensation for the Chief Executive Officer is established by the Compensation Committee on its own.

        The Compensation Committee has designed an executive compensation program that is focused on the attainment of consistent, long-term stockholder returns through (a) aligning executives' incentives with both single-year and multi-year performance, and (b) attracting and retaining executives with capabilities to lead the Company to excel in a competitive landscape. This structure is designed to emphasize pay for performance while simultaneously mitigating risk exposure.

Executive Compensation Program Elements

        The particular elements of the compensation program for the Named Executive Officers consist of both fixed compensation and variable compensation. Consistent with the Company's pay-for-performance philosophy, the Company structures its compensation program such that fixed compensation is a relatively small percentage of total compensation whereas variable compensation comprises a significant percentage of total compensation. The Compensation Committee takes risk into account when establishing the compensation program and believes that the current structure appropriately balances risk and the desire to focus executives on specific annual and long-term goals while not encouraging unnecessary or excessive risk taking.

        The following is an overview of the elements of the Company's compensation and benefits programs for fiscal 2015:

Pay Element	Description
Base Salary	Fixed cash compensation set based on the duties and scope of responsibilities of each executive officer's position and the experience the individual brings to the position.
Annual Incentives
Cash-based annual incentives that are determined based on Company and individual performance, subject to achievement of a pre-determined threshold rate of return on book value of the Company (excluding the Mexico SAT results), with the exception of Mr. Mehra whose cash-based annual incentives are determined based on Company and individual performance, but are not subject to the achievement of any pre-established criteria.
The Mexico SAT Incentive Program also includes a short-term cash incentive component in the form of annual cash bonuses for participating Named Executive Officers.

The Turnkey Solutions Incentive Program allows for annual incentives in the form of shares of Company stock or, at the discretion of the Company, cash to be granted to Mr. Mehra based on the achievement of certain pre-established performance metrics.
Long-Term Incentives
The fiscal 2015 program with respect to the Named Executive Officers consisted of performance-based restricted stock units under the Six-Year Performance Program, which are earned based on the achievement of pre-established EBITDA-based metrics (excluding Mexico SAT earnings) for each of the three years following grant, as well as an aggregate three-year metric.
The Mexico SAT Incentive Program also includes cash long-term incentives in the form of a long-term component bonus and a contract award bonus ("CAB Bonus") for participating Named Executive Officers.
Benefits	Employee Stock Purchase Plan, medical, dental, and vision health insurance plans and life and long-term disability insurance.
Perquisites	For fiscal 2015, perquisites included car allowances.
Retirement	401(k) retirement plan, which includes a Company match.
Nonqualified deferred compensation plan that permits the deferral of salary and cash bonuses at executive officers' election and permits a Company match.
Nonqualified defined benefit plan, of which the CEO is the only participant.

        In fiscal 2015, fixed compensation comprised approximately 13% to 34% and variable compensation comprised approximately 66% to 87% of each Named Executive Officer's total compensation. Average variable compensation for the Named Executive Officers represented 84% of total compensation.

        Fixed Compensation.    Fixed compensation is intended to compensate the Named Executive Officers for their ongoing responsibilities and consists principally of base salary. Base salary is set to attract and retain executive talent. Base salaries for the Named Executive Officers are established at levels considered appropriate in light of the duties and scope of responsibilities of each executive officer's position and the experience the individual brings to the position. Salaries are reviewed periodically and adjusted, typically on an annual basis, to reflect sustained individual performance.

        The Compensation Committee takes a conservative approach with respect to base salary increases. For example, CEO base salary has not been increased since 2008. In addition, in certain challenging years base salaries have been reduced, such as in fiscal 2013 when executives agreed to temporary base salary reductions of 10%.

        In determining whether base salary levels for fiscal year 2015 were appropriate, the Compensation Committee considered the Company's general financial performance, the minimum base salary amount provided for in the Named Executive Officer's employment agreement, as well as a determination of each Named Executive Officer's responsibilities, past performance and expected future contributions. In fiscal 2015, the Compensation Committee maintained base salary levels consistent with fiscal 2014 levels, with the exception of Mr. Mehra whose base salary was reduced approximately 12%. This determination was made in light of Mr. Mehra's new role within the Company and, in conjunction with the Turnkey Solutions Incentive Program (described in further detail below), was designed to create greater alignment between executive pay and performance.

        Variable Compensation.    Variable compensation provides the Named Executive Officers with the opportunity for substantial rewards for achieving successful performance and contributing toward sustainable and consistent stockholder returns, and consists principally of annual incentive bonuses and long-term incentive compensation in the form of equity based awards, as well as compensation under the Mexico SAT Incentive Program and the Turnkey Solutions Incentive Program.

          Annual Incentive Bonuses.    All Named Executive Officers are eligible for an annual incentive bonus pursuant to the Company's annual performance bonus program. Annual incentive bonuses are designed to focus the Company's Named Executive Officers on annual operating achievement and near-term success. In determining annual incentive bonuses for the Named Executive Officers (with the exception of Mr. Mehra whose annual incentive bonus is determined solely based on a review of quantitative and qualitative factors discussed below), the Compensation Committee considers the rate of return on the book value of the Company. If a pre-established threshold rate of return before taxes is exceeded for a particular fiscal year, cash bonuses may be awarded to the participating executives. The Company needed to exceed a threshold rate of return before taxes on book value of 7% for fiscal year 2015, below which no bonuses would have been paid. Such threshold rate of return was calculated based on the pre-tax income of the Company for fiscal year 2015, excluding the impact of bonuses, restructuring charges and pre-tax income from the Company's turnkey security scanning program for the Mexico Servicio de Administración Tributaria, relative to the Company's total stockholders' equity as of the prior fiscal year end. The threshold was designed to be challenging yet achievable with significant effort and management skill. If the Company exceeds this threshold, then the Compensation Committee evaluates the various quantitative and qualitative factors as described below in a non-formulaic manner to determine the amount of bonus compensation for each Named Executive Officer. Achievement of this threshold is not linked to any specific payouts as this metric is not a target performance objective, but rather a minimum performance threshold for the Company below which the Named Executive Officers would not be entitled to any such annual incentive bonus compensation. This threshold was exceeded by the Company in fiscal year 2015. Additionally, no such bonus may exceed maximum amounts of 300% of base salary for the Chief Executive Officer and 200% of base salary for Mr. Edrick, Mr. Sze and Mr. Ong and the greater of $300,000 or 80% of base salary for Mr. Mehra.

          After satisfaction of the threshold performance criterion (where applicable), the bonus amounts were determined by the Compensation Committee based on its evaluation of the overall and relative performance of the Company as well as its evaluation of the compensation practices of the Company's peer group. Each bonus was established at its respective value in order to provide the executive sufficient incentive to create long-term stockholder value while at the same time ensuring that such executive's total bonus compensation would be appropriate as compared to compensation of similarly situated executives. The Compensation Committee retains negative discretion to reduce any awards under the annual performance bonus program to a lesser award or no award to any participant.

          In determining the amounts of annual incentive bonuses, the Compensation Committee also considers individual performance, which may include the following quantitative and qualitative factors:

Qualitative Factors	Quantitative Factors
• Quality of the management of units or functions managed by the Named Executive Officer	• Financial performance (including earnings per share and internal metrics)
• Leadership of personnel under the Named Executive Officer's management	• Financial performance metrics for business units managed by the Named Executive Officer
• Execution of strategically important projects	• Compensation surveys provided by external advisors
• Overall effectiveness of units or functions managed by the Named Executive Officer
• Contributions to the formulation of Company strategy and tactics
• Contributions to stockholder value
• Management of risk

          The particular performance achievements for, and amounts paid to, each of the Named Executive Officers (other than the Chief Executive Officer) are recommended by the Chief Executive Officer and reviewed by the Compensation Committee. The performance achievements for, and amounts to be paid to, the Chief Executive Officer are established by the Compensation Committee.

          The Compensation Committee also assesses the value that each of the Named Executive Officers provided through the generation of new sources of revenue, achievement of operational efficiencies, management of risk and completion of strategic initiatives. The annual incentive bonus earned for fiscal year 2015 by each of the Named Executive Officers is shown in the "Bonus" column of the "Summary Compensation Table."

          Turnkey Solutions Incentive Program.    In 2015, the Company established an incentive program tied to the performance of the Company's turnkey solutions business (the "Turnkey Solutions Incentive Program"). Mr. Mehra is the only Named Executive Officer who participates in this program. Incentives under the Turnkey Solutions Incentive Program are conditioned on the achievement of certain metrics based on the operating income of the Company's solutions business (excluding certain operations already existing at the time of the adoption of the program). The operating income targets are believed to be challenging, but achievable with significant management effort.

          Long-Term Incentive Program.    In order to further promote the Company's philosophy of pay-for-performance and furthering its objective of aligning its executive compensation with the Company's long-term financial goals and factors that create long-term stockholder value as well as incentivizing the desired individual performance of the Named Executive Officer, the Company has a long-term incentive program.

          The grants to the Named Executive Officers during fiscal 2015 were performance based in their entirety. The Compensation Committee believes that this vesting structure provides an incentive for the Named Executive Officers to remain with the Company and also focus the Named Executive Officers on consistently achieving performance and business objectives of the Company for the benefit of its stockholders. The grants to the Named Executive Officers during fiscal 2016 were also performance based in their entirety.

          The Company's overall long-term incentive program is designed to retain the Named Executive Officers and to align the interests of the Named Executive Officers with the long-term interests of the Company's stockholders, namely the achievement of sustainable, long-term stock price appreciation. All equity awards are made at fair market value on the date of grant (which is the date on which the Compensation Committee authorizes the grant). Under the Company's equity incentive plan as in effect on the date of grant, fair market value is determined by the closing price of the Company's Common Stock on such dates.

          Six-year Performance Program.    With respect to performance based awards, the Compensation Committee has established a six-year program for long-term performance based incentive grants for the Named Executive Officers. The program provides for yearly grants of equity or equity-tied incentives. Each award is 100% performance based and vests based on the achievement of certain one-, two- and three-year performance targets as well as a three-year performance target tied to objective adjusted EBITDA per share metrics. Such metrics exclude the effect of particular designated operations for which specific incentive programs are established; at this time, the only such designated operation is the Company's turnkey security scanning program for the Mexico Servicio de Administración Tributaria. The metrics incentivize consistent, long-term growth, and were designed to be challenging, but achievable with significant effort and management skill.

          Each fiscal year, the Named Executive Officers are awarded an initial grant, which vests if a three-year EBITDA per share target is achieved. However, if actual three-year performance falls below target, shares in the initial grant would be forfeited as follows:

Actual Performance as a Percentage of Target	Result
95% to 99.9%	10% of shares or units would be forfeited
90% to 94.9%	25% of shares or units would be forfeited
85% to 89.9%	55% of shares or units would be forfeited
Below 85%	100% of shares or units would be forfeited

          Additional shares may be earned annually for each initial grant within the three-year performance period if annual targets are exceeded as follows:

Actual Performance as a Percentage of Target	Result
105% to 110%	Vested shares or units equaling 20% of initial grant would be awarded
110% to 115%	Vested shares or units equaling 30% of initial grant would be awarded
115% to 120%	Vested shares or units equaling 40% of initial grant would be awarded
Above 120%	Vested shares or units equaling 50% of initial grant would be awarded

          The Company's adjusted EBITDA per share for fiscal year 2015 was 116% of the fiscal 2015 adjusted EBITDA per share target of $5.07. Therefore, each of the Named Executive Officers earned additional shares as follows: Mr. Chopra, 74,400 shares; Mr. Edrick, 36,762 shares; Mr. Mehra, 10,428 shares; Mr. Sze, 25,913 shares; and Mr. Ong, 3,786 shares.

          In the event of a change of control, the initial grant would vest upon the change of control; to the extent actual performance has exceeded target for a full fiscal year at the time of the change of control, performance for any annual periods remaining in association with a particular grant will be assumed to exceed target by the same percentage for the purposes of awarding additional incentive shares or units in connection with the change of control.

          The Compensation Committee determines, after consultation with the Chief Executive Officer, the number of equity awards to grant to the Named Executive Officers. The grant amounts for the Chief Executive Officer are determined solely by the Compensation Committee. The Compensation Committee considers individual performance, including the quantitative and qualitative factors set forth in "Annual Incentive Bonuses" above, as well as overall corporate performance. For fiscal year 2015 performance share calculation purposes, the Chief Executive Officer, Chief Financial Officer and General Counsel are measured against consolidated Company performance, and division/business unit Presidents have their performance results weighted 70% based on their respective division/business unit performance and 30% based on consolidated Company performance. The Compensation Committee retains negative discretion to reduce any awards under the long-term incentive program to a lesser award or no award to any participant.

          Mexico SAT Incentive Program.    For the fiscal years 2013 through 2017, the Company has established an incentive program tied to the performance of the Company's turnkey security scanning program for the Mexico Servicio de Administración Tributaria (the "Mexico SAT Incentive

  Program"). The Mexico SAT Incentive Program was adopted in 2012. Incentives under the Mexico SAT Incentive Program are conditioned on the achievement of certain metrics based on the operating income of the services for the Mexico Servicio de Administración Tributaria. The metrics require such operating income, as a percentage of revenue, to significantly exceed operating margin for the Company as a whole before any incentives are awarded, and are thus believed to be challenging, but achievable with significant management effort. The Mexico SAT Incentive Program consists of three components that may be awarded to participating Named Executive Officers upon achievement of performance criteria: a short-term component, a long-term component, and a "contract award bonus".

          If the threshold operating income amount is exceeded for a particular fiscal year, and dependent on the amount by which such threshold operating income is exceeded, a bonus pool is established formulaically for and allocated among participating Named Executive Officers. For each such executive, 70% of the annual bonus allocation comprises the short-term component. Half of the short-term component is paid to that executive within 75 days of the end of the fiscal year in which it is earned, and the other half would be paid to that executive within 75 days of the end of the following year, provided that the executive has not voluntarily resigned or is not terminated for cause prior to the date of such payments. The long-term component constitutes the remaining 30% of the executive's annual bonus allocation, and would not be paid until 2018, provided that the executive has not previously resigned or is not terminated for cause prior to the payment. The amount of the long-term component would be divided by $50.17, representing the baseline value of the Company's stock prior to public disclosure of the Company's contract with the Servicio de Administración Tributaria. The resulting figure would then be multiplied by the per-share price of the Company's stock as of December 31, 2017, and the product would constitute the final value of the long-term component.

          The contract award bonus is based on five-and-a-half year cumulative operating income for the Servicio de Administración Tributaria operations through December 31, 2017. If the threshold cumulative operating income is exceeded, and dependent on the amount by which such operating income is exceeded, a "CAB" bonus pool would be established formulaically in an amount equal to 1%-5% of the cumulative operating income. The CAB bonus pool, if any, would be allocated among participating executives. The CAB bonuses, if any, for each executive would be paid in January 2018, provided that the executive has not voluntarily resigned or is not terminated for cause prior to the payment.

          In the event of a change of control: (a) any earned but unpaid short and long-term components of the Mexico SAT Incentive Program would be accelerated, with the long-term component calculated using the value of the Company's stock on the date of the change of control; (b) a pro-rata CAB bonus would be paid based on the operating income for the two quarters preceding the change of control; (c) the remaining value of the Mexico SAT Incentive Program would be calculated by imputing the operating income for the 12 months preceding the change of control to the period that is the shorter of (i) the 24 months after the change of control or (ii) the remainder of the term of the Company's contracts to operate security screening services for the Mexico Servicio de Administración Tributaria (or, in the case of the CAB bonus, until December 31, 2017), and establishing bonus pools based on such data.

          In the event that a participating executive's participation in the Mexico SAT Incentive Program is terminated, for reasons other than by the executive's voluntary resignation or the termination of that executive's employment for cause, then (a) any earned but unpaid short and long-term components of the Mexico SAT Incentive Program would be accelerated, with the long-term component calculated using the value of the Company's stock on the date of the termination; (b) a further annual bonus and CAB amount calculated by imputing performance for the 12 months preceding the termination to the period equal to the remainder of the then-current fiscal year plus an additional 12 months, provided that such period does not extend beyond the end of the Company's contracts to operate security screening services for the Mexico Servicio de Administración Tributaria for the calculation of the annual bonus amount, and December 31, 2017 for calculation of the CAB amount. Such amounts would be paid within 45 days of the termination.

          The Compensation Committee determines, after consultation with the Chief Executive Officer, the amount of awards to grant to the Named Executive Officers under the Mexico SAT Incentive Program. The grant amounts for the Chief Executive Officer are determined solely by the Compensation Committee. The Compensation Committee considers each Named Executive Officer's position with the Company and involvement in the management of the screening services operation in making its determinations. The Compensation Committee retains discretion to amend the Mexico SAT Incentive Program.

          All of the Named Executive Officers, with the exception of Mr. Ong, were participants in the Mexico SAT Incentive Program during fiscal 2015. The short-term and long-term components of the Mexico SAT Incentive Program compensation earned for fiscal year 2015 by each of such Named Executive Officers is shown in the "Non-equity Incentive Plan Compensation" column of the "Summary Compensation Table." Each of such Named Executive Officers will receive a CAB bonus provided that the five-and-a-half year cumulative operating income threshold is achieved. Information concerning the potential CAB bonus amounts is shown in the "Grant of Plan Based Awards Table."

        Benefits and Perquisites.    Benefits and perquisites are designed to attract and retain key employees. Currently, the Named Executive Officers are eligible to participate in benefit plans available to all employees, including the Company's 401(k) Plan, Employee Stock Purchase Plan, medical, dental, and vision health insurance plans and life and long-term disability insurance plans. The 401(k) Plan, Employee Stock Purchase Plan and the medical, dental and vision plans require each participant to pay a contributory amount. The Company has elected to pay amounts contributed to medical, dental and vision health insurance plans and life and long-term disability insurance plans on behalf of the Named Executive Officers. In addition, the Company maintains an executive medical reimbursement plan under which the Named Executive Officers receive reimbursement for out-of-pocket expenses not covered by their health insurance plans. Employee individual plan contributions are subject to the maximum contribution allowed by the Internal Revenue Code. The Company also leases automobiles for or provides an auto allowance to each of the Named Executive Officers.

        The Company maintains a Nonqualified Deferred Compensation Plan (the "Deferred Compensation Plan") that is unfunded for federal tax purposes and allows the Named Executive Officers and a select group of other managers or highly compensated employees (as designated by the Compensation Committee) to defer a specified percentage of certain compensation, including salary, bonuses and commissions. Distributions may be made in a lump sum (or in installments if elected in accordance with the terms of the Deferred Compensation Plan) upon termination of employment, disability, a specified withdrawal date or death. Additional information about this plan is summarized below under the heading "Nonqualified Deferred Compensation."

        The Company also maintains a Nonqualified Defined Benefit Plan (the "Defined Benefit Plan") that is unfunded for federal tax purposes and that constitutes an unsecured promise by the Company to make payments to participants in the future following their retirement, termination in connection with a change in control of the Company, or their death or disability. Under the terms of the Defined Benefit Plan, a committee designated by the Board of Directors may select participants from among the Named Executive Officers and a select group of managers or other highly compensated employees. Currently, Mr. Chopra is the only participant in this plan. Additional information about this plan is summarized below under the heading "Pension Benefits."

        Total Compensation Mix.    While the Compensation Committee does not apply a predetermined or mathematical weighting to determine the fixed and variable elements of compensation, the Compensation

Committee believes that the elements described above provide a well-proportioned mix of equity based, at risk or performance based compensation, and retention based compensation that produces short-term and long-term incentives and rewards. The Company believes this compensation mix provides the Named Executive Officers a measure of security as to the minimum levels of compensation that they are eligible to receive, while motivating the Named Executive Officers to focus on the business measures that will produce a high level of performance for the Company, as well as reducing the risk of recruitment of highly qualified executive talent by the Company's competitors. The mix of annual incentives and the equity based awards likewise provides an appropriate balance between short-term financial performance and long-term financial and stock performance. The Company believes that its compensation mix results in a pay-for-performance orientation that is aligned with its compensation philosophy, which takes into account individual, group and Company performance.

Bases for the Company's Compensation Policies and Decisions

        In determining compensation awarded to the Named Executive Officers for fiscal 2015, the Compensation Committee performed a global review of both overall and relative individual Named Executive Officer and corporate performance based on the qualitative and quantitative factors described in the table below. The factors considered did not have any predetermined or mathematical weighting; rather, the Compensation Committee considered the overall performance of each executive, considering the factors, and including consideration of unplanned events and issues emerging during the fiscal year. Each factor was thoroughly evaluated and taken into consideration in the Compensation Committee's overall determination of each Named Executive Officer's total compensation package, including both the amount of compensation as well as allocation of such compensation between short-term and long-term components.

Qualitative Factors	Quantitative Factors
• Furtherance of long-term goals	• Compensation paid in prior years
• Individual performance and experience	• Financial performance of Company/division/business unit
• Demonstration of leadership skills and ability	• Peer group compensation and performance data
• Achievement of strategic targets	• Compensation surveys provided by external advisors
• Management of unplanned events and issues emerging during the fiscal year

        The Compensation Committee's review included evaluating the compensation of the Named Executive Officers in light of information regarding the compensation practices and corporate financial performance of other companies. In making its determinations, the Compensation Committee reviewed information summarizing the compensation paid at peer group companies and more broad-based compensation surveys. The companies in the fiscal 2015 peer group were developed based on similarity in size and operations within the industries in which the Company operates as follows:

• Analogic Corporation	• CONMED Corporation	• FEI Company	• JDS Uniphase Corporation	• Newport Corporation	• Sirona Dental Systems, Inc.
• Itron, Inc.	• CTS Corporation	• Finisar Corporation	• Masimo Corporation	• NuVasive, Inc.	• Teleflex Incorporated
• Checkpoint Systems, Inc.	• Edwards Lifesciences Corporation	• FLIR Systems, Inc.	• MTS Systems Corporation	• ResMed Inc.	• TTM Technologies, Inc.
• Coherent, Inc.	• Daktronics, Inc	• Harmonic Inc.	• Multi-Fineline Electronix, Inc.	• Rofin-Sinar Technologies Inc.	• Zebra Technologies Corp.

        In connection with executive compensation for fiscal 2015, the Company's management provided the Compensation Committee with information gathered from Pearl Meyer for consideration. The Compensation Committee also considered broad-based surveys that reflected compensation levels and practices for executives holding comparable positions at the companies covered by the surveys and adjustments based on the cost of living in certain geographic areas. The review of the surveys further assisted the Compensation Committee in determining the appropriate level and mix of compensation for each Named Executive Officer. In connection with its review, the Compensation Committee also considered that certain Named Executive Officers were located in the high cost of living area in the geographic location of the Company headquarters.

        While the Compensation Committee did not engage in formal benchmarking with pre-established targets, the Compensation Committee reviewed the Company's actual performance taken as a whole as well as its performance relative to its peer group and established compensation levels at the competitive level that it believed most appropriately corresponded to the Company's comparative performance.

        For fiscal 2015, the Compensation Committee determined that it was appropriate to maintain fixed compensation levels relatively stable for all Named Executive Officers with the exception of Mr. Mehra whose base salary was reduced approximately 12% as described above. The Compensation Committee believes that the fixed component of compensation is designed to compensate each Named Executive Officer based on the duties and scope of responsibilities of his position and the experience he brings to the position, which did not change materially in fiscal 2015 other than with respect to Mr. Mehra. Consistent with the Company's pay-for-performance philosophy, the variable component of compensation, in the form of annual cash incentives and performance-based equity grants, as well as compensation under the MSAT Incentive Program, comprised a significant portion of total compensation.

        In making variable compensation determinations, the Compensation Committee noted significant corporate and management achievements during fiscal year 2015 in the categories "furtherance of long-term goals", "demonstration of leadership skills and ability" and "achievement of strategic targets". These included achievement of the following:

Significant Achievements
• Record revenues as revenues increased 6% over the prior year
• Record earnings as non-GAAP diluted EPS increased 13% over the prior year
• Record free cash flow of approximately $90 million
• Record sales and operating profit in the Security division
• Strong growth in sales and operating income in the Healthcare division
• Operating margin expansion in the Optoelectronics and Manufacturing division
• Successful completion of a strategic acquisition in the Healthcare division
• Bookings of several significant orders for the Security division's Real Time Tomography (RTT®) high-speed hold baggage screening system

        The Compensation Committee determined that the achievements of each Named Executive Officer for the fiscal year contributed significantly to the Company's strong overall financial performance for the year and success in achieving certain of its long-term goals, and substantially improved the Company's competitive standing in important markets, while the goals that were not achieved during the fiscal year did not represent significant setbacks to the Company as a whole.

        In determining variable compensation, the Compensation Committee did not use a mathematical formula for tying the fiscal year's events and performance to each individual executive's variable compensation, but rather took into consideration the executive's involvement in and contribution to the Company's performance for the year, the Company's overall financial performance for the year, and approximate compensation levels for comparable-company executives.

        In light of this global evaluation, the Compensation Committee determined to increase the cash component of variable compensation for the Named Executive Officers but maintain equity compensation in the form of stock-based awards relatively stable for fiscal year 2015 as compared to fiscal year 2014. Although the cash bonus increased as compared to fiscal 2014, it should be noted that the CEO cash bonus for fiscal 2015 is significantly lower than his bonuses for fiscal years 2012 and 2013, reflecting the Compensation Committee's continued commitment to structuring the compensation program with an emphasis on pay for performance. These compensation decisions are reflected in the Summary Compensation Table below under the columns "Bonus" and "Stock Awards". With respect to the Mexico SAT Incentive Program, for fiscal 2015, the Compensation Committee also considered each Named Executive Officer's position with the Company and involvement in the management of the screening services program with the tax and customs authority of Mexico when determining awards under the Mexico SAT Incentive Program to participating Named Executive Officers. As a result of such review, each Named Executive Officer received an award under the Mexico SAT Incentive Program except for Mr. Ong.

        The Compensation Committee's compensation decisions are designed to encourage performance that enhances long-term stockholder value. The Compensation Committee believes that attracting and retaining executive talent capable of achieving the Company's long-term, strategic objectives is the best way to align executive compensation decisions with the interests of stockholders. The Compensation Committee also believes that meeting financial targets as well as near-term strategic goals demonstrates whether an executive is on track to accomplish longer-term objectives.

Advisory Vote on Named Executive Officer Compensation

        The Company maintains open lines of communication with the stockholders, and senior management routinely interacts with the stockholders on a number of matters, including executive compensation, in order to better understand their opinions and to obtain their feedback. At the Company's 2014 annual meeting, 75% of the votes cast on the advisory vote on the compensation of the Named Executive Officers were in favor of the Company's executive compensation policies. Considering the vote results for fiscal 2014, the Compensation Committee determined to continue to apply the same general approach with respect to compensation policies and decisions for fiscal 2015.

        At the upcoming 2015 annual meeting, the Company will again hold an annual advisory vote to approve executive compensation. The Company will continue to engage with its stockholders throughout the year, and the Compensation Committee will consider the results from this year's and future advisory votes on executive compensation, as well as any feedback received from stockholders.

Minimum Equity Ownership and Retention Guidelines

        The Company believes that its executive officers should hold a significant amount of Company equity to link their long-term economic interests directly to those of the Company's stockholders. Accordingly, the Company has established requirements that executive officers own at minimum equity of the Company valued at five times their respective annual base salaries. The Company believes that this multiple constitutes significant amounts for its executive officers and provides a substantial link between the interests of its executive officers and those of the Company's stockholders. During such time that an executive officer has not attained the share ownership guideline, he is required to retain at least 50% of the shares acquired upon exercise of options or vesting of restricted stock awards or units, net of amounts required to pay taxes and exercise price. The Company periodically reviews its minimum equity ownership guidelines. As of June 30, 2015, each of the Named Executive Officers met or exceeded the Company's minimum equity ownership guidelines.

Clawback Policy

        The Company has adopted a clawback policy. The policy provides that if an accounting restatement is required due to the Company's material non-compliance with any accounting requirements, then the Company will seek to recover any excess in the incentive compensation earned by all of the Company's executive officers, regardless of whether they were at fault or not in the circumstances leading to the restatement, over the prior three years over what they would have earned if there had not been a material non-compliance in the financial statements.

Policy Prohibiting the Hedging or Pledging of Company Stock

        The Company has adopted a policy that prohibits its executive officers and directors from entering into any transaction that is designed to hedge or offset any decrease in the market value of the Company's common stock or other equity securities. The Company has also adopted a policy that prohibits its executive officers and directors from holding Company stock or other equity securities in margin accounts or pledging Company stock or other equity securities as collateral for a loan. As of the date of this Proxy Statement, no shares of Company stock are pledged by any Named Executive Officer or director.

Employment Agreements

        The Company has entered into employment agreements with Messrs. Chopra, Edrick, Mehra, Sze and Ong. The terms of each of such agreements are summarized below under the heading "Employment Agreements." Employment agreements are used to retain executives and formalize the terms of the executives' employment.

Impact of Accounting and Tax on the Form of Compensation

        The Compensation Committee considers applicable tax laws, securities laws and accounting regulations in structuring and modifying its compensation arrangements and employee benefit plans. The Compensation Committee has considered the impact of generally accepted accounting principles on the Company's use of equity based awards. The Compensation Committee also considers the limits on deductibility of compensation imposed by Section 162(m) of the Internal Revenue Code with respect to annual compensation exceeding $1.0 million and Section 280G of the Internal Revenue Code with respect to change in control payments exceeding specified limits.

Summary Compensation Table

        The following table sets forth the compensation for the principal executive officer, the principal financial officer, and the three highest paid executive officers of the Company serving as executive officers on June 30, 2015 (the "Named Executive Officers") for the fiscal years ended June 30, 2015, 2014 and 2013:

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards (1)($)	Option Awards ($)(1)	Non-equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(3)($)	All Other Compensation (4)(5)(6)(7)($)	Total ($)
Deepak Chopra	2015	1,000,000	700,000	3,970,800	—	1,630,467	982,853	193,801	8,477,921
Chairman, President and	2014	1,000,000	353,000	4,192,800	—	1,933,535	513,000	236,426	8,228,761
Chief Executive Officer	2013	961,538	1,323,000	4,091,340	—	1,077,000	579,138	218,064	8,250,080
Alan Edrick	2015	402,000	300,000	1,853,040	—	430,690	—	61,725	3,047,455
Executive Vice President and	2014	402,000	160,000	2,089,692	—	447,349	—	61,099	3,160,140
Chief Financial Officer	2013	386,538	340,000	2,107,660	—	348,000	—	61,026	3,243,224
Ajay Mehra	2015	352,000	125,000	1,522,140	—	676,797	—	80,590	2,756,527
Executive Vice President	2014	402,000	—	2,089,692	—	702,977	—	87,048	3,281,717
of the Company and	2013	386,538	325,000	2,107,660	—	546,000	—	83,550	3,448,748
President of OSI Solutions Business
Victor S. Sze	2015	350,000	285,000	1,389,780	—	338,399	—	75,606	2,438,785
Executive Vice President,	2014	350,000	160,000	1,487,256	—	351,488	—	79,830	2,428,574
General Counsel and	2013	336,538	345,000	1,394,775	—	273,000	—	73,924	2,423,237
Secretary
Nicholas Ong	2015	345,000	70,000	595,620	—	—	—	65,320	1,075,940
President of Healthcare division

(1)
Represents the aggregate grant date fair value computed in accordance with generally accepted accounting principles of awards granted during the applicable fiscal year. Stock Awards column includes performance-based awards granted at target values. For additional information on the maximum amounts that could be earned if all metrics are achieved at the highest levels, see the Grants of Plan-Based Awards Table below. See Note 7 to the Consolidated Financial Statements included in the Company's Form 10-K for the fiscal year ended June 30, 2015 for a discussion of the assumptions used in valuation of stock options and stock awards.

(2)
Represents annual bonus amounts earned for fiscal year 2015 under the Mexico SAT Incentive Program in the amounts of $1,141,327, $301,483, $473,758, and $236,879 for Messrs. Chopra, Edrick, Mehra and Sze, respectively, as the short-term component of the program, and amounts earned for fiscal year 2015 of $489,140, $129,207, $203,039, and $101,520 for Messrs. Chopra, Edrick, Mehra and Sze, respectively, credited to the long-term component of the program.

(3)
The Company initially adopted the Defined Benefit Plan, as amended, during fiscal year 2008. Mr. Chopra is currently the only participant in the Defined Benefit Plan. The amounts included in this column represent the aggregate change in the present value of the accumulated benefit from June 30, 2014 to June 30, 2015 based on actuarial assumptions and therefore do not reflect the Company's liability as of June 30, 2015 under the plan or the plan's effect on the Company's earnings in the stated period.

(4)
The Named Executive Officers are eligible to participate in benefit plans available to all employees, including the Company's 401(k) Plan, Employee Stock Purchase Plan, medical, dental and vision health insurance plans and life and long-term disability insurance plans. The 401(k) Plan, Employee Stock Purchase Plan, and the medical, dental and vision plans require each participant to pay a contributory amount. The Company has elected to pay amounts contributed to medical, dental and vision health insurance plans and life and long-term disability insurance plans on behalf of the Named Executive Officers. In addition, the Company maintains an executive medical reimbursement plan under which the Named Executive Officers receive reimbursement for out-of-pocket expenses not covered by their health insurance plans. Employee individual plan contributions are subject to the maximum contribution allowed by the Internal Revenue Code. Further, the Named Executive Officers are eligible to participate in the Deferred Compensation Plan. The Company also leases automobiles or provides an auto allowance to each of the Named Executive Officers.

(5)
Individual breakdowns of amounts set forth in "All Other Compensation" with respect to the fiscal year ended June 30, 2015 are as follows:

Name	Matching 401(k) and Nonqualified Deferred Compensation Contributions(*)($)	Car Benefit($)	Health Insurance and Medical Reimbursement Payments($)	Life and L-T Disability Insurance Payments($)	Total All Other Compensation($)
Deepak Chopra	5,673	2,667	9,717	175,744	193,801
Alan Edrick	46,396	2,850	7,536	4,943	61,725
Ajay Mehra	41,082	6,675	19,334	13,499	80,590
Victor S. Sze	41,070	12,000	11,547	10,989	75,606
Nicholas Ong	39,965	5,134	15,019	5,202	65,320

(*)
Company matching amounts for the 401(k) Plan and Deferred Compensation Plan are subject to vesting schedules as specified in the applicable plan documents.

(6)
Individual breakdowns of amounts set forth in "All Other Compensation" with respect to the fiscal year ended June 30, 2014 are as follows:

Name	Matching 401(k) and Nonqualified Deferred Compensation Contributions(*)($)	Car Benefit($)	Health Insurance and Medical Reimbursement Payments($)	Life and L-T Disability Insurance Payments($)	Total All Other Compensation($)
Deepak Chopra	5,369	1,780	11,285	217,992	236,426
Alan Edrick	45,490	2,850	7,798	4,961	61,099
Ajay Mehra	45,313	6,675	21,543	13,517	87,048
Victor S. Sze	40,119	12,000	16,704	11,007	79,830

(*)
Company matching amounts for the 401(k) Plan and Deferred Compensation Plan are subject to vesting schedules as specified in the applicable plan documents.

(7)
Individual breakdowns of amounts set forth in "All Other Compensation" with respect to the fiscal year ended June 30, 2013 are as follows:

Name	Matching 401(k) and Nonqualified Deferred Compensation Contributions(*)($)	Car Benefit($)	Membership Dues(**)($)	Health Insurance and Medical Reimbursement Payments($)	Life and L-T Disability Insurance Payments($)	Total All Other Compensation($)
Deepak Chopra	6,614	1,780	1,782	10,167	197,721	218,064
Alan Edrick	46,703	2,850	—	6,519	4,954	61,026
Ajay Mehra	44,504	6,675	—	18,861	13,510	83,550
Victor S. Sze	39,580	12,000	—	8,814	13,530	73,924

(*)
Company matching amounts for the 401(k) Plan and Deferred Compensation Plan are subject to vesting schedules as specified in the applicable plan documents.

(**)
Membership dues consist of payments made to a golf club. Membership dues were discontinued during fiscal year 2013.

Grants of Plan-Based Awards Table

        The following table sets forth the plan-based awards made during the fiscal year ended June 30, 2015 to each of the Named Executive Officers(11):

			Estimated Future Payouts under Non-equity Incentive Plan Awards			Estimated Future Payouts under Equity Incentive Plan Awards(6)
									Grant Date Fair Value of Options and Awards (7)($)
Name Position	Type of Award(1)	Grant Date	Threshold ($)(2)	Target ($)	Maximum ($)(2)	Threshold (#)(3)	Target (#)(4)	Maximum (#)(5)
Deepak Chopra	RSU	7/24/2014	—	—	—	—	60,000	150,000	3,970,800
Chairman, President and	STI(8)	—	—	1,141,327	—	—	—	—	—
Chief Executive Officer	LTI(9)	—	—	489,140	—	—	—	—	—
	CAB(10)	—	—	690,179	—	—	—	—	—
Alan Edrick	RSU	7/24/2014	—	—	—	—	28,000	70,000	1,853,040
Executive Vice President and	STI(8)	—	—	301,483	—	—	—	—	—
Chief Financial Officer	LTI(9)	—	—	129,207	—	—	—	—	—
	CAB(10)	—	—	182,311	—	—	—	—	—
Ajay Mehra	RSU	7/24/2014	—	—	—	—	23,000	57,500	1,522,140
Executive Vice President of the	STI(8)	—	—	473,758	—	—	—	—	—
Company and President of	LTI(9)	—	—	203,039	—	—	—	—	—
OSI Solutions Business	CAB(10)	—	—	286,489	—	—	—	—	—
Victor S. Sze	RSU	7/24/2014	—	—	—	—	21,000	52,500	1,389,780
Executive Vice President,	STI(8)	—	—	236,879	—	—	—	—	—
General Counsel and Secretary	LTI(9)	—	—	101,520	—	—	—	—	—
	CAB(10)	—	—	143,245	—	—	—	—	—
Nicholas Ong	RSU	7/24/2014	—	—	—	—	9,000	22,500	595,620
President, Healthcare division

(1)
Type of Award:

RSU    Restricted Stock Unit

STI    Short Term Component of Mexico SAT Incentive Program

LTI    Long Term Component of Mexico SAT Incentive Program

CAB    Contract Award Bonus under Mexico SAT Incentive Program

(2)
No amounts are shown in these columns because awards under the applicable programs do not provide for threshold or maximum payment amounts.

(3)
No amounts are shown in this column as the Company's long-term performance program provides for the forfeiture of all shares under certain circumstances of significant underperformance, as more fully explained above in the section entitled "Six-year Performance Program."

(4)
Represents the baseline awards granted to the executives as more fully explained above in the section entitled "Six-year Performance Program."

(5)
Represents the maximum that each executive could receive if all performance metrics are achieved at the highest levels as more fully explained above in the section entitled "Six-year Performance Program."

(6)
Performance-based awards vest upon the attainment of certain one-, two- and three-year performance targets.

(7)
The grant date fair value of the restricted stock units was computed in accordance with generally accepted accounting principles and represents the total projected expense to the Company of grants made during the past fiscal year.

(8)
Represents the short-term component of annual bonus awards under the Mexico SAT Incentive Program, as more fully explained above under "Mexico SAT Incentive Program."

(9)
Represents the long-term component of annual bonus awards under the Mexico SAT Incentive Program. The amount reported is the dollar amount credited to the individual, which is payable in 2018 (provided the individual has not voluntarily resigned or is not terminated for cause prior to payment) and may vary from the amount reported based on the future performance of the Company's stock price, as more fully explained above under "Mexico SAT Incentive Program."

(10)
Represents a Contract Award Bonus under the Mexico SAT Incentive Program. The amount reported is not the actual amount earned by or credited to the individual, but rather a representative amount based on the Company's performance during fiscal year ending June 30, 2015. As more fully explained above under "Mexico SAT Incentive Program", the Contract Award Bonus is payable in 2018, if at all, based on cumulative operating income for the Servicio de Administración Tributaria operations through December 31, 2017. The amount reported assumes that 2015 operating income from these operations continues each year during the measuring period.

  However, the actual amount of the Company's operating income through 2017 may vary substantially from the amount assumed for purposes of this table.

(11)
The Company has eliminated from this table the columns titled "All Other Stock Awards: Number of Shares of Stock or Units", "All Other Option Awards: Number of Securities Underlying Options", and "Exercise or Base Price of Option Awards" because no amounts would have been included in such columns.

Outstanding Equity Awards at Fiscal Year-End

        The following table sets forth the outstanding equity awards for each Named Executive Officer as of June 30, 2015(1):

	Option Awards					Stock Awards			Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(6)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(5)
Name and Principal Position	Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Unexercised Options Unexercisable (2)(#)	Option Exercise Price (3)($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (4)(#)		Market Value of Shares or Units of Stock That Have Not Vested (5)($)
Deepak Chopra	60,000		—	20.02	9/16/2017	—		—	—	—
Chairman, President and	60,000		—	33.62	9/8/2021	—		—	—	—
Chief Executive Officer	—		—	—	—	9,750	(7)	690,203	144,000	10,193,760
Alan Edrick	48,000		—	20.02	9/16/2017	—		—	—	—
Executive Vice President	14,000		—	23.18	2/7/2018	—		—	—	—
and Chief Financial	10,000		—	20.92	7/27/2018	—		—	—	—
Officer	40,000		—	12.52	1/11/2019	—		—	—	—
	85,000		—	16.37	8/31/2019	—		—	—	—
	40,000		—	27.12	8/10/2020	—		—	—	—
	60,000		—	33.62	9/8/2021	—		—	—	—
	—		—	—	—	3,750	(7)	265,463	69,485	4,918,843
Ajay Mehra	14,000		—	23.18	2/7/2018	—		—	—	—
Executive Vice President	10,000		—	20.92	7/27/2018	—		—	—	—
of the Company and	85,000		—	16.37	8/31/2019	—		—	—	—
President of OSI Solutions	60,000		—	33.62	9/8/2021	—		—	—	—
Business	—		—	—	—	3,750	(7)	265,463	19,045	1,348,196
Victor S. Sze	24,000		—	20.02	9/16/2017	—		—	—	—
Executive Vice President,	10,000		—	23.18	2/7/2018	—		—	—	—
General Counsel and	5,000		—	20.92	7/27/2018	—		—	—	—
Secretary	30,000		—	12.52	1/11/2019	—		—	—	—
	55,000		—	16.37	8/31/2019	—		—	—	—
	27,000		—	27.12	8/10/2020	—		—	—	—
	40,000		—	33.62	9/8/2021	—		—	—	—
	—		—	—	—	2,500	(7)	176,975	50,740	3,591,855
Nicholas Ong	8,000	(9)	—	10.96	11/13/2018	—		—	—	—
President, Healthcare	14,000	(9)	—	16.72	2/7/2018	—		—	—	—
division	2,963		—	36.45	12/21/2020	—		—	—	—
	16,000		—	33.62	9/8/2021	—		—	—	—
	4,000		—	52.64	2/9/2022	—		—	—	—
	—		—	—	—	1,250	(8)	88,488	10,364	733,668

(1)
The Company has eliminated from this table the column titled "Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options" because no amounts would have been included in such column.

(2)
Stock options vest over a period of three years from the date of grant and expire 10 years from the date of grant.

(3)
The exercise price for stock options is determined using the closing price of the Company's Common Stock on the date of grant.

(4)
Restricted stock and RSU awards vest over periods ranging between three and four years from the date of grant.

(5)
The market value of restricted stock and RSU awards that have not yet vested is based on the number of unvested shares of stock on June 30, 2015, multiplied by the closing price of the Company's Common Stock on June 30, 2015 ($70.79 per share).

(6)
Performance based awards vest upon the attainment of certain one-, two- and three-year performance targets.

(7)
These shares vested on September 9, 2015.

(8)
1,000 of these shares vested on September 9, 2015; and 250 of these shares will vest on February 10, 2016.

(9)
These options were exercised on September 17, 2015.

Option Exercises and Stock Vested Table

        The following table sets forth information regarding the exercise of options by and the vesting of restricted stock held by each of the Named Executive Officers during fiscal year ended June 30, 2015:

	Option Awards		Stock Awards
Name and Principal Position	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)($)	Number of Shares Acquired on Vesting	Value Realized on Vesting(2)($)
Deepak Chopra	—	—	85,475	5,547,315
Chairman, President and Chief Executive Officer
Alan Edrick	—	—	42,031	2,717,097
Executive Vice President and Chief Financial Officer
Ajay Mehra	7,000	362,670	44,531	2,884,997
Executive Vice President of the Company and President of OSI Solutions Business
Victor S. Sze	—	—	28,320	1,830,641
Executive Vice President, General Counsel and Secretary
Nicholas Ong	—	—	4,475	294,940
President, Healthcare division

(1)
Represents the difference between the fair market price of the Company's Common Stock on the date of exercise and the exercise price, multiplied by the number of shares covered by the options.

(2)
Represents the number of restricted stock awards that vested multiplied by the fair market price of the Company's Common Stock on the date of vesting.

Pension Benefits

        The Company maintains the Defined Benefit Plan. The Defined Benefit Plan constitutes an unsecured promise by the Company to make payments to participants upon vesting. Mr. Chopra is currently the only participant in the Defined Benefit Plan.

        Under the terms of his participation, Mr. Chopra will be entitled to a total benefit of $10 million payable over a 10-year period commencing January 1, 2019 in quarterly installments of $250,000. Mr. Chopra is fully vested in all benefits under the Defined Benefit Plan. In the event of Mr. Chopra's death or disability, he or his dependents shall be entitled to $10 million payable over 10 years commencing within 60 days following his death or disability, as applicable. In the event of Mr. Chopra's Separation from Service (as defined in the Defined Benefit Plan) within 24 months following a Change in Control (as defined in the Defined Benefit Plan), Mr. Chopra shall be entitled to (i) the net present value of $6 million of his retirement benefit payable in a single lump sum within 90 days following his Separation from Service and (ii) the net present value of $4 million of his retirement benefit payable in the form of a single lump sum 90 days following the first anniversary of his Separation from Service, each subject to Section 409A of the Internal Revenue Code. In the event a Change in Control occurs after his Separation from Service during the payout of Mr. Chopra's benefits, the present value of all remaining payments shall be paid in the form of a single lump sum within 90 days following the Change in Control.

        The following table sets forth information regarding the Defined Benefit Plan for the participating Named Executive Officer during fiscal year ended June 30, 2015(1). For a discussion of the valuation method and all material assumptions applied in quantifying the present value of the current accrued benefit, please see Note 12 to the Consolidated Financial Statements included in the Company's Form 10-K for the year ended June 30, 2015.

Name and Principal Position	Number of Years of Credited Service(#)	Present Value of Accumulated Benefit($)	Payments During Last Fiscal Year($)
Deepak Chopra	8	6,851,085	—
Chairman, President and Chief Executive Officer

(1)
The Company has eliminated from this table the column titled "Plan Name" because only the Defined Benefit Plan is covered by this table.

Nonqualified Deferred Compensation

        The Company adopted the Deferred Compensation Plan in May 2008, as amended and restated in April 2014. Under the Deferred Compensation Plan, a select group of the Company's management or highly compensated employees (as designated by the Compensation Committee), including the Named Executive Officers, may defer a specified percentage of their salary, bonuses and commissions and thereby defer taxation of these deferred amounts until actual payment of the deferred amounts in future years. The Named Executive Officers may elect to defer up to eighty percent (80%) of their base salary and up to one hundred percent (100%) of other types of eligible compensation. The Deferred Compensation Plan also allows the Company to make discretionary contributions and matching contributions on behalf of eligible participants.

        Participating Named Executive Officers receive market-based returns on their deferred compensation amounts based on the performance of a variety of mutual fund-type investment vehicles chosen by them and which are similar to the investment vehicles made available to all employees participating in the Deferred Compensation Plan. Participants may at any time change their investment allocations among the investment vehicles made available under the Deferred Compensation Plan. The rates of return for the various investment vehicles for deferred amounts in the Deferred Compensation Plan in fiscal 2015 ranged from –4.4% to 11.8%.

        Distributions to participants may be made in a lump sum (or in installments if elected in accordance with the terms of the Deferred Compensation Plan) upon termination of employment, disability, a specified withdrawal date or death.

        The following table sets forth information regarding contributions into the Deferred Compensation Plan made by or for each of the participating Named Executive Officers during the fiscal year ended June 30, 2015:

Name and Principal Position	Executive Contributions($)	Company Contributions(1)($)		Aggregate Earnings (1)(2)($)	Aggregate Withdrawals/ Distributions($)	Aggregate Balance($)
Alan Edrick	72,200	40,200	(3)	33,277	—	1,174,109
Executive Vice President and Chief Financial Officer
Ajay Mehra	35,585	35,585	(3)	31,567	—	1,038,909
Executive Vice President of the Company and President of OSI Solutions Business
Victor S. Sze	35,000	35,000	(3)	27,560	—	908,098
Executive Vice President, General Counsel and Secretary
Nicholas Ong	288,445	34,500	(3)	21,709	—	1,023,927
President, Healthcare division

(1)
The amounts reported in the Company Contributions column are reported as compensation in the Summary Compensation Table above. The amounts reported in the Aggregate Earnings column are not reported as compensation in the Summary Compensation Table above.

(2)
Represents earnings during the fiscal year ended June 30, 2015.

(3)
Represents matching contribution. No discretionary contributions were made.

Employment Agreements

        The Company has entered into employment agreements with Messrs. Chopra, Edrick, Mehra, Sze and Ong.

  Deepak Chopra's Employment Agreement

        In April 2012, the Company entered into its current employment agreement with Mr. Chopra, which was effective as of January 1, 2012. Unless the agreement is terminated earlier in accordance with its terms, the agreement has a three-year term that automatically renews on each anniversary of the effective date of the agreement for a new three year term. The employment agreement terminates on January 1 following the year in which Mr. Chopra turns 68 (the "Chopra Scheduled Retirement Date"). The agreement provides for an initial annual base salary of $1,000,000. Mr. Chopra is also eligible to receive bonus payments from the bonus pool established by the Company for its officers and employees and to participate in incentive compensation and other employee benefit plans established by the Company. Mr. Chopra is also entitled to receive the benefit award specified for him under the Defined Benefit Plan. The agreement contains certain restrictive covenants and other prohibitions that protect the Company's proprietary and confidential information following termination and preclude Mr. Chopra during the term of the agreement and for 18 months thereafter from soliciting for hire any individual that was an executive, supervisor or manager of the Company on, or within 90 days prior to, Mr. Chopra's last date of employment with the Company.

        Under the terms of the agreement, the Company may terminate Mr. Chopra's employment at any time for "cause" (as defined in the agreement), or for the following additional reasons: (i) in the event of Mr. Chopra's death; (ii) because of physical or mental incapacity or disability, failure to perform the essential functions of his position for an aggregate period of 180 days within any 12 month period; or (iii) without cause on 12 months written notice, each as further detailed in the agreement. Mr. Chopra may also terminate his employment agreement at any time upon 12 months written notice to the Company or upon three months notice if such termination is for "good reason" (as defined in the agreement).

        In the event of the termination of Mr. Chopra's employment by the Company without cause, the Company's non-renewal of Mr. Chopra's employment agreement, or termination of such employment by Mr. Chopra for good reason, Mr. Chopra shall be entitled to a single lump-sum payment equal to three times the average of Mr. Chopra's highest two years out of the prior five years of total annual compensation, including: (i) base salary; (ii) bonuses and incentive compensation excluding "special bonus programs" (as defined in the agreement); (iii) the fair value of any stock, options or other equity grants whether vested or not and (iv) the annualized value of all benefits and perquisites. Mr. Chopra would also receive the acceleration of vesting of all stock options, equity grants and other incentive compensation awards (excluding any cash bonus attributable to performance in fiscal years that are not complete as of Mr. Chopra's last date of employment and any special bonus programs) from the Company to Mr. Chopra and an extension of time to exercise such stock options such that Mr. Chopra's right to exercise such stock options shall continue until the first anniversary of the last day of his employment, but in no event later than the expiration date of the options.

        In the event of the termination of Mr. Chopra's employment by the Company without cause or by Mr. Chopra for good reason, within 90 days prior to or 12 months after a "change in control" (as defined in the agreement), then Mr. Chopra shall be entitled to the same lump sum payment described in the previous paragraph, which shall be subject to mitigation as provided in applicable Treasury Regulations. Mr. Chopra may, at his option, and in lieu of receiving the forgoing, elect to receive a lump sum payment in an amount equal to the product of 2.99 multiplied by Mr. Chopra's "base amount" (as defined in Internal Revenue Code Section 280G(b)(3)); provided that the amount of this alternative payment shall be reduced by the value of acceleration of any equity, stock options, incentive compensation or deferred compensation accelerated by reason of termination to the extent required to be included in the "base amount" pursuant to Internal Revenue Code Section 280G.

        In the event of Mr. Chopra's continued employment until the Chopra Scheduled Retirement Date, he shall be entitled to the greater of (i) $12,500,000 or (ii) a lump sum stay bonus equal to two times the average of his highest two years out of the prior five years of total annual compensation, including (a) base salary, (b) bonuses and incentive compensation (excluding any special bonus programs), (c) the fair value of any stock, options or other equity grants whether vested or not, and (d) the annualized value of all benefits and perquisites, payable in a single lump sum cash payment within 45 days of the Chopra Scheduled Retirement Date.

  Alan Edrick's, Victor Sze's and Nicholas Ong's Employment Agreements

        For purposes of this section, Messrs. Edrick, Sze and Ong are each individually referred to as the "Executive." In April 2012, the Company entered into its current employment agreement with each Executive, which were effective as of January 1, 2012. The terms of such agreements are substantially identical. Unless the agreement is terminated earlier in accordance with its terms, the agreement has a one year term that shall automatically be extended for successive one year periods, unless either party delivers notice of non-renewal to the other party at least 30 days prior to the end of the initial term or any renewal period then in effect. The employment agreement terminates on January 1 following the year in which the Executive turns 68 (the "Executive Scheduled Retirement Date"). The agreements provide for an initial annual base salary of $402,000 for Mr. Edrick, $350,000 for Mr. Sze and $345,000 for Mr. Ong. The Executive is also eligible to receive bonus payments from the bonus pool established by the Company for its officers and employees and to participate in incentive compensation and other employee benefit plans established by the Company. The agreement contains certain restrictive covenants and other prohibitions that protect the Company's proprietary and confidential information following termination and preclude the Executive during the term of the agreement and for 18 months thereafter from soliciting for hire any individual that was an executive, supervisor or manager of the Company on, or within 90 days prior to, the Executive's last date of employment with the Company.

        Under the terms of the agreement, the Company may terminate the Executive's employment at any time for "cause" (as defined in the agreement), or for the following additional reasons: (i) in the event of the Executive's death; (ii) because of physical or mental incapacity or disability, failure to perform the essential functions of his position for an aggregate period of 180 days within any 12 month period; or (iii) without cause on 30 days written notice, each as further detailed in the agreement. The Executive may also terminate his employment agreement for "good reason" (as defined in the agreement) or at any time on 30 days written notice.

        In the event of the termination of the Executive's employment by the Company without cause, the Company's non-renewal of the Executive's employment agreement or the termination of such employment by the Executive for good reason, the Executive shall be entitled to: (i) an amount equal to 24 months salary at the Executive's then-current base salary plus an amount equal to two times the average of the highest three annual bonuses (excluding any special bonus programs) paid by the Company to the Executive in the five years preceding such termination; (ii) continuation of the Executive's car usage or allowance payments for a period of six months after separation from service; (iii) an allowance of $6,000 for outplacement services; and (iv) acceleration of vesting of all stock options, equity grants and other incentive compensation awards (excluding any cash bonus attributable to performance in fiscal years that are not complete as of the Executive's last date of employment and any special bonus programs) from the Company to Executive as follows: (a) grants vesting over time shall be fully vested on separation from service, (b) grants vesting based on performance shall be accelerated and fully vested on separation from service without regard to whether the performance targets are met for such performance period, and (c) the time to exercise nonqualified stock options shall be extended such that Executive's right to exercise such stock options shall continue until the first anniversary of the Executive's last date of employment, but in no event later than the expiration date of the options.

        In the event of the termination of the Executive's employment by the Company without cause or by the Executive for good reason, within 90 days prior to or 12 months after a "change in control" (as defined in the agreement), then the Executive shall be entitled to (i) the severance payment described in the applicable paragraph above and (ii) equity, stock options and other incentive compensation awards (excluding any cash bonus attributable to performance in fiscal years that are not complete as of the Executive's last date of employment and any special bonus programs) granted by the Company to Executive, whether time vested or performance vested, shall, to the extent unvested, immediately vest, and such stock options shall remain exercisable by Executive for no less than 12 months after the date of such separation from service. Under such circumstances, the Executive may, at his option, and in lieu of receiving the forgoing amounts, elect to receive a lump sum payment in an amount equal to the product of 2.99 multiplied by the Executive's "base amount" (as defined in Internal Revenue Code Section 280G(b)(3) excluding payments under any special bonus programs); provided that the amount of this alternative payment shall be reduced by the value of acceleration of any equity, stock options, incentive compensation or deferred compensation accelerated by reason of termination to the extent required to be included in the "base amount" pursuant to Internal Revenue Code Section 280G.

        In the event of the Executive's continued employment until the Executive Scheduled Retirement Date, he shall be entitled a lump sum stay bonus equal to his highest year out of the prior five years of total annual compensation, including (a) base salary, (b) bonuses and incentive compensation (excluding any special bonus programs), (c) the fair value of any stock, options or other equity grants whether vested or not, and (d) the annualized value of all benefits and perquisites, payable in a single lump sum cash payment within 45 days of the Executive Scheduled Retirement Date.

  Ajay Mehra's Employment Agreement

        In April 2012, the Company entered into its current employment agreement with Mr. Mehra, which was effective as of January 1, 2012. Mr. Mehra's employment agreement was amended, effective as of May 1, 2015. Unless the agreement is terminated earlier in accordance with its terms, the agreement has a one year term that shall automatically be extended for successive one year periods, unless either party delivers notice of non-renewal to the other party at least 30 days prior to the end of the initial term or any renewal period then in effect. The employment agreement terminates on January 1 following the year in which Mr. Mehra turns 68. The agreement provides for an initial annual base salary of $352,000, which shall increase to $402,000 per year upon achievement of certain pre-established operating income metrics for the OSI Solutions Business. Mr. Mehra is also eligible to receive bonus payments from the bonus pool established by the Company for its officers and employees and to participate in incentive compensation and other employee benefit plans established by the Company. The agreement contains certain restrictive covenants and other prohibitions that protect the Company's proprietary and confidential information following termination and preclude Mr. Mehra during the term of the agreement and for 18 months thereafter from soliciting for hire any individual that was an executive, supervisor or manager of the Company on, or within 90 days prior to, Mr. Mehra's last date of employment with the Company. Mr. Mehra's agreement also contains a clawback provision whereby Mr. Mehra's incentive or performance based compensation shall be subject to reduction or repayment by reason of a correction or restatement of the Company's financial information if and to the extent such reduction or repayment is required by any applicable law.

        Under the terms of the agreement, the Company may terminate Mr. Mehra's employment at any time for "cause" (as defined in the agreement), or for the following additional reasons: (i) in the event of Mr. Mehra's death; (ii) because of physical or mental incapacity or disability, failure to perform the essential functions of his position for an aggregate period of 180 days within any 12 month period; or (iii) without cause on 30 days written notice, each as further detailed in the agreement. Mr. Mehra may also terminate his employment agreement for "good reason" (as defined in the agreement) or at any time on 30 days written notice.

        In the event of the termination of Mr. Mehra's employment on or prior to December 31, 2016 by the Company without cause, the Company's non-renewal of Mr. Mehra's employment agreement or the termination of such employment by Mr. Mehra for good reason, he shall be entitled to: (i) an amount equal to 24 months salary at his then-current base salary plus an amount equal to two times the average of the highest three annual bonuses (excluding any special bonus programs) paid by the Company to Mr. Mehra in the five years preceding such termination; (ii) continuation of Mr. Mehra's car usage or allowance payments for a period of six months after separation from service; (iii) an allowance of $6,000 for outplacement services; and (iv) acceleration of vesting of all stock options, equity grants and other incentive compensation awards (excluding any cash bonus attributable to performance in fiscal years that are not complete as of Mr. Mehra's last date of employment and any special bonus programs) from the Company to Mr.Mehra as follows: (a) grants vesting over time shall be fully vested on separation from service, (b) grants vesting based on performance shall be accelerated and fully vested on separation from service without regard to whether the performance targets are met for such performance period, and (c) the time to exercise nonqualified stock options shall be extended such that Mr. Mehra's right to exercise such stock options shall continue until the first anniversary of his last date of employment, but in no event later than the expiration date of the options.

        In the event of the termination of Mr. Mehra's employment after December 31, 2016 by the Company without cause, the Company's non-renewal of Mr. Mehra's employment agreement or the termination of such employment by Mr. Mehra for good reason, he shall be entitled to: (i) an amount equal to two times his total cash compensation (defined as base salary and annual discretionary bonus earned during the 12 calendar months immediately preceding termination plus the cash equivalent of any awards under the Turnkey Solutions Incentive Program earned during the six calendar months immediately preceding a termination occurring in 2017, annualized, or during the 12 calendar months immediately preceding a termination occurring in 2018 or thereafter), (ii) continuation of Mr. Mehra's car usage or allowance payments for a period of six months after separation from service; (iii) an allowance of $6,000 for outplacement services; and (iv) acceleration of vesting of all stock options, equity grants and other incentive compensation awards (excluding any cash bonus attributable to performance in fiscal years that are not complete as of Mr. Mehra's last date of employment and any special bonus programs) from the Company to Mr. Mehra as follows: (a) grants vesting over time shall be fully vested on separation from service, (b) grants vesting based on performance shall be accelerated and fully vested on separation from service without regard to whether the performance targets are met for such performance period, and (c) the time to exercise nonqualified stock options shall be extended such that Mr. Mehra's right to exercise such stock options shall continue until the first anniversary of his last date of employment, but in no event later than the expiration date of the options.

        In the event of the termination of Mr. Mehra's employment by the Company without cause or by Mr. Mehra for good reason, within 90 days prior to or 12 months after a "change in control" (as defined in the agreement), then Mr. Mehra shall be entitled to (i) the severance payment described in the applicable paragraph above and (ii) equity, stock options and other incentive compensation awards (excluding any cash bonus attributable to performance in fiscal years that are not complete as of Mr. Mehra's last date of employment and any special bonus programs) granted by the Company to Mr. Mehra, whether time vested or performance vested, shall, to the extent unvested, immediately vest, and such stock options shall remain exercisable by Mr. Mehra for no less than 12 months after the date of such separation from service (the "Change in Control Payment"). Under such circumstances (i) if the change in control occurs on or before December 31, 2016, Mr. Mehra may, at his option, and in lieu of receiving the forgoing amounts, elect to receive a lump sum payment in an amount equal to the product of 2.99 multiplied by Mr. Mehra's "base amount" (as defined in Internal Revenue Code Section 280G(b)(3) excluding payments under any special bonus programs); provided that the amount of this alternative payment shall be reduced by the value of acceleration of any equity, stock options, incentive compensation or deferred compensation accelerated by reason of termination to the extent required to be included in the "base amount" pursuant to Internal Revenue Code Section 280G (the "Alternative Payment"); and (ii) if the change in control occurs after December 31, 2016, Mr. Mehra shall receive the lesser of the Change in Control Payment or the Alternative Payment.

Potential Payment upon Termination of Employment or Change in Control

        The following tables reflect the breakdown of potential payments and benefits upon termination or a change in control required under the Named Executive Officers' current employment agreements. The tables therefore assume that the terms of the employment agreement to which each Named Executive Officer is currently subject had been in effect on June 30, 2015, and that employment terminated on such date. The tables also assume that the price of the Company's Common Stock, on which certain calculations in the following tables are made, was the closing price of the Company's Common Stock on June 30, 2015, the last business day of the fiscal year ($70.79).

        Please also note that regardless of the manner in which a Named Executive Officer's employment terminates, the officer is entitled to receive amounts earned during the term of employment. These amounts, which are not included in the following tables, include: (i) regular salary accrued as of the final date of employment; (ii) bonuses accrued as of the final date of employment; (iii) vacation and paid time off accrued as of the final date of employment; (iv) business expense reimbursements not yet paid as of the final date of employment; and (v) amounts contributed under the Company's qualified and nonqualified deferred compensation plans.

        All disclosed amounts in the following tables are estimates only and do not necessarily reflect the actual amounts that would be paid to the Named Executive Officers, which amounts would only be known at the time that they become eligible for such payments.

        Subject to the foregoing, the following table reflects the breakdown of potential payments and benefits upon termination or a change in control required under Mr. Chopra's current employment agreement.

Name and Principal Position	Reason for Termination	Salary($)	Bonus($)	Equity Grants($)	Accelerated Vesting of Stock Awards($)	Mexico SAT Incentive Program ($)(3)	All Other Compensation($)	Total($)
Deepak Chopra(1)	Good Reason or	3,000,000	4,609,500	12,426,210	13,857,143	7,626,532	681,735	42,201,120
Chairman, President and Chief Executive Officer	Without Cause
	Good Reason or Without Cause in Connection with a Change in Control(2)	3,000,000	4,609,500	12,426,210	18,954,023	7,626,532	681,735	47,298,000

(1)
In addition to the amounts indicated in this table, Mr. Chopra would also become entitled, beginning at age 68, to certain payments under the Defined Benefit Plan. Additional information about this plan is summarized above under the heading "Pension Benefits."

(2)
Under the terms of his employment agreement, in lieu of the total compensation to which Mr. Chopra would be entitled in the event that he terminates his employment for good reason or the Company terminates his employment without cause following a change in control, Mr. Chopra may instead elect to receive an alternate payment amount based on a calculation method described in his employment agreement.

(3)
Represents amounts to which the executive would be entitled to under the Mexico SAT Incentive Program. Additional information about the program is summarized in the section entitled "Mexico SAT Incentive Program."

        Also subject to the foregoing, the following table reflects the breakdown of potential payments and benefits upon termination or a change in control required under the respective current employment agreements of Messrs. Edrick, Mehra, Sze and Ong.

Name and Principal Position	Reason for Termination	Salary($)	Bonus($)	Accelerated Vesting of Stock Awards ($)	Mexico SAT Incentive Program ($)(2)	Car Allowance	Outplacement Services	Total($)
Alan Edrick	Good Reason or Without Cause	804,000	800,000	6,771,347	1,879,201	6,000	6,000	10,266,548
Executive Vice President and Chief Financial Officer	Good Reason or Without Cause in Connection with a Change in Control(1)	804,000	800,000	9,203,804	1,879,201	6,000	6,000	12,699,005
Ajay Mehra	Good Reason or Without Cause	704,000	790,000	3,795,845	3,057,157	6,000	6,000	8,359,002
Executive Vice President of the Company and President of OSI Solutions Business	Good Reason or Without Cause in Connection with a Change in Control(1)	704,000	790,000	4,440,634	3,057,157	6,000	6,000	9,003,791
Victor S. Sze	Good Reason or Without Cause	700,000	663,333	4,762,964	1,682,029	6,000	6,000	7,820,326
Executive Vice President, General Counsel and Secretary	Good Reason or Without Cause in Connection with a Change in Control(1)	700,000	663,333	6,554,885	1,682,029	6,000	6,000	9,612,247
Nicholas Ong	Good Reason or Without Cause	690,000	426,667	2,322,195	—	6,000	6,000	3,450,862
President of Healthcare division	Good Reason or Without Cause in Connection with a Change in Control(1)	690,000	426,667	2,564,756	—	6,000	6,000	3,693,423

(1)
Under the terms of their employment agreements, in lieu of the total compensation to which the Named Executive Officer would be entitled in the event that he terminates his employment for good reason or the Company terminates his employment without cause following a change in control, the Named Executive Officer may instead elect to receive an alternate payment amount based on a calculation method described in his employment agreement.

(2)
Represents amounts to which the executive would be entitled to under the Mexico SAT Incentive Program. Additional information about the program is summarized in the section entitled "Mexico SAT Incentive Program."

Director Compensation

        Messrs. Chopra and Mehra receive no compensation for their service as directors of the Company. Mr. Hawkins did not serve on the Board of Directors in fiscal year 2015 and therefore received no compensation from the Company in fiscal 2015.

        During the fiscal year ended June 30, 2015, each non-employee director that served as a director for the full fiscal year, received $65,000 for his year of service, 2,200 RSUs, and $3,000 for each Board of Directors meeting attended.

        Each member of the Audit Committee received $3,000 for each Audit Committee meeting attended. In addition, the Chairman of the Audit Committee also received $15,000.

        Each member of the Compensation Committee received $3,000 for each Compensation Committee meeting attended. In addition, the Chairman of the Compensation Committee also received $15,000.

        Each member of the Nominating and Governance Committee received $2,000 for each Nominating and Governance Committee meeting attended. In addition, the Chairman of the Nominating and

Governance Committee also received $7,500 and 500 RSUs. For fiscal year 2016, each member of the Nominating and Governance Committee will receive $3,000 for each meeting attended.

        Each member of the Executive Committee received $25,000 and 2,600 RSUs.

        Each member of the Technology Committee received $3,000 for each Technology Committee meeting attended. In addition, the Chairman of the Technology Committee also received $7,500 and 500 RSUs.

        All RSU awards granted to members of the Board of Directors and its committees vest over a period of four years from the date of grant. The directors also are reimbursed for expenses incurred in connection with the performance of their services as directors.

        The following table provides compensation information for the fiscal year ended June 30, 2015 for each non-employee member of the Company's Board of Directors(1):

Name	Fees Earned or Paid in Cash ($)	Stock Awards (2)($)	Option Awards (2)($)	Total ($)
Steven C. Good	152,000	317,664	—	469,664
Meyer Luskin	152,000	317,664	—	469,664
David T. Feinberg	89,500	178,686	—	268,186
William F. Ballhaus	114,500	178,686	—	293,186

(1)
The Company has eliminated from this table the columns titled "Non-Equity Incentive Plan Compensation," "Change in Pension Value and Nonqualified Deferred Compensation Earnings" and "All Other Compensation" because no amounts would have been included in such columns.

(2)
Amounts are calculated utilizing the accounting guidance related to stock-based compensation under accounting principles generally accepted in the United States. See Note 7 to the Consolidated Financial Statements included in the Company's Form 10-K for the year ended June 30, 2015 for a discussion of the assumptions used in valuation of stock awards. For the fiscal year ended June 30, 2015, 4,800 RSUs were granted to Mr. Good and Mr. Luskin and 2,700 RSUs were granted to Dr. Ballhaus and Dr. Feinberg, all with a fair value of $66.18. As of June 30, 2015, Mr. Good had 12,775 unvested stock awards outstanding, Mr. Luskin had 12,775 unvested stock awards outstanding, Dr. Feinberg had 7,100 unvested stock awards outstanding and Dr. Ballhaus had 7,100 unvested stock awards outstanding.

Director Share Ownership Requirements

        The Company believes that its directors should hold a significant amount of Company equity to link their long-term economic interests directly to those of its stockholders. Accordingly, the Company has established requirements that directors own at minimum equity of the Company valued at five times their annual retainers. The Company believes that this multiple constitutes significant amounts for its directors and provides a substantial link between the interests of its directors and those of its stockholders. During such time that a director has not attained the share ownership guideline, he is required to retain at least 50% of the shares acquired upon exercise of options or vesting of restricted stock or unit awards, net of amounts required to pay taxes and exercise price. The Company periodically reviews its minimum equity ownership guidelines. As of June 30, 2015, each of the Company's directors met or exceeded the Company's minimum equity ownership guidelines.

Certain Relationships and Related Transactions

        In 1994, the Company, together with Electronics Corporation of India Limited ("ECIL"), an unaffiliated Indian company, formed ECIL-Rapiscan Security Products Limited, a joint venture under the laws of India ("ECIL Rapiscan"). The Company owns a 36% interest in the joint venture, Mr. Chopra owns a 10.5% interest and Mr. Mehra owns a 4.5% interest. The remaining interest in the joint venture is owned by ECIL. The Company sells security and inspection kits to ECIL at a price no less favorable to the Company than the price the Company charges unaffiliated third parties for such products. To date, the Company's portion of the earnings of ECIL Rapiscan has been immaterial to the Company's financial results and results of operations.

        The Company has contracted with entities owned by Mr. Chopra and/or his family members to provide messenger service, auto rental and printing services. Such expenses for fiscal 2013 and 2014 were approximately $76,000 and $31,000, respectively; while there were no expenses during fiscal 2015.

        The Company believes that the foregoing transactions were on terms at least as favorable to the Company as those that could have been obtained from unaffiliated third parties. The Company currently intends that any future transactions with affiliates of the Company would be on terms at least as favorable to the Company as those that can be obtained from unaffiliated third parties.

        Additionally, Mohinder Chopra, who is the brother of Deepak Chopra, the Company's Chief Executive Officer, is the Company's Chief Information Officer. His total compensation for fiscal year 2015, which is comprised of base salary, and cash and equity bonus components, was valued at approximately $340,000.

        The Audit Committee of the Board of Directors reviews proposed transactions in which the Company and any person who is a member of the Board of Directors, a nominee to become a member of the Board of Directors, an executive officer of the Company, a holder of more than five percent of the Company's voting securities, or any immediate family member of any of the foregoing would have a direct or indirect material interest in the transaction and the amount involved, when added together with the amounts of all other transactions with that related person for that fiscal year, exceeds $75,000. The review involves an evaluation, without participation by any member of the Audit Committee with a direct or indirect material interest in the transaction, of whether the transaction would be on terms at least as favorable to the Company as those that could have been obtained from unaffiliated third parties. This policy is supported by the Charter of the Audit Committee of the Board of Directors.

Compensation Committee Report

        The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis provisions to be included in this Proxy Statement. Based on the reviews and discussions referred to above, the Compensation Committee recommends to the Board of Directors that the Compensation Discussion and Analysis referred to above be included in this Proxy Statement.

                      COMPENSATION COMMITTEE

                      Meyer Luskin
                      Steven C. Good
                      William F. Ballhaus

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth the amount of shares of the Company beneficially owned as of October 13, 2015 by each person known by the Company to own beneficially more than 5% of the outstanding shares of the Company's outstanding Common Stock:

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership of Common Stock(1)	Percent of Class of Common Stock
BlackRock, Inc.(2)	2,301,577	11.7%
Janus Capital Management LLC(3)	1,551,855	7.9%
The Vanguard Group, Inc.(4)	1,372,986	7.0%
Wells Fargo & Company(5)	1,274,150	6.5%
EARNEST Partners, LLC(6)	1,203,869	6.1%

(1)
Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of Common Stock which are purchasable under options which are currently exercisable, or which will become exercisable no later than 60 days after October 13, 2015, are deemed outstanding for computing the percentage of the person holding such options but are not deemed outstanding for computing the percentage of any other person. Except as indicated by footnote and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

(2)
As reported in a Schedules 13F-HR filed on August 7, 2015 with the SEC by BlackRock, Inc. and six of its affiliated entities. The address of BlackRock, Inc. is 55 East 52nd St., New York, NY 10055.

(3)
As reported in a Schedule 13F-HR filed on August 17, 2015 with the SEC. The address of Janus Capital Management LLC is 151 Detroit Street, Denver, CO 80206.

(4)
As reported in a Schedule 13F-HR filed on August 13, 2015 with the SEC. The address of The Vanguard Group, Inc. is PO Box 2600 V26, Valley Forge, PA 19482.

(5)
As reported in a Schedule 13F-HR filed on August 14, 2015 with the SEC. The address of Wells Fargo & Company is 420 Montgomery Street, San Francisco, CA 94163.

(6)
As reported in a Schedule 13F-HR filed on August 14, 2015 with the SEC. The address of EARNEST Partners, LLC is 1180 Peachtree Street, NE, Suite 2300, Atlanta, GA 30309.

        The following table sets forth the amount of shares of the Company beneficially owned as of October 13, 2015 by each director and director nominee of the Company, each Named Executive Officer, and all directors and executive officers as a group:

Name of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership of Common Stock(2)	Percent of Class of Common Stock
Deepak Chopra(3)	534,786	2.7%
Alan Edrick(4)	374,824	1.9%
Ajay Mehra(5)	242,478	1.2%
Victor S. Sze(6)	280,016	1.4%
Nicholas Ong(7)	60,402	*
Meyer Luskin(8)	58,085	*
Steven C. Good(9)	15,325	*
David Feinberg(10)	12,035	*
William F. Ballhaus(11)	11,150	*
James B. Hawkins(12)	—	—
All directors and executive officers as a group (14 persons)	1,589,101	7.7%

*
Represents less than 1.0% of the outstanding shares of the Company's Common Stock.

(1)
The address of each stockholder is c/o OSI Systems, Inc., 12525 Chadron Avenue, Hawthorne, CA 90250.

(2)
Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of Common Stock which are purchasable under options which are currently exercisable, or which will become exercisable no later than 60 days after October 13, 2015, are deemed outstanding for computing the percentage of the person holding such options but are not deemed outstanding for computing the percentage of any other person. Except as indicated by footnote and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them. Except as otherwise indicated by footnote, no shares are pledged as security.

(3)
Mr. Chopra is the Chairman of the Board of Directors, Chief Executive Officer and President of the Company. Includes 45,000 shares owned by The Deepika Chopra Trust UDT, dated July 17, 1987, and 20,000 shares owned by The Chandini Chopra Trust UDT, dated July 17, 1987. Deepak Chopra is the co-trustee of both irrevocable trusts. In addition, includes 337,786 shares held jointly by Mr. Chopra and his wife, Nandini Chopra, and 12,000 shares held in the Nandini SLAT Trust. Includes 120,000 shares issuable pursuant to options which were granted between September 17, 2007 and September 9, 2011.

(4)
Mr. Edrick is Executive Vice President and Chief Financial Officer of the Company. Includes 297,000 shares issuable pursuant to options which were granted between September 17, 2007 and September 9, 2011.

(5)
Mr. Mehra is the Executive Vice President of the Company and President of OSI Solutions Business and a Director. Includes 160,000 shares issuable pursuant to options which were granted between September 17, 2007 and September 9, 2011.

(6)
Mr. Sze is the Executive Vice President, General Counsel and Secretary of the Company. Includes 191,000 shares issuable pursuant to options which were granted between September 17, 2007 and September 9, 2011.

(7)
Mr. Ong is the President of the Healthcare division. Includes 250 shares of unvested restricted stock granted on February 10, 2012. Includes 22,963 shares issuable pursuant to options which were granted between December 22, 2010 and February 10, 2012.

(8)
Mr. Luskin is a Director of the Company. Includes 56,710 shares held by The Meyer and Doreen Luskin Family Trust, and 1,375 shares of unvested restricted stock granted on July 23, 2012 that are held individually by Mr. Luskin.

(9)
Mr. Good is a Director of the Company. Includes 5,000 shares held in the Good, Swartz & Berns Pension and Profit Sharing Plan. Includes 1,375 shares of unvested restricted stock granted on July 23, 2012.

(10)
Dr. Feinberg is a Director of the Company. Includes 750 shares of unvested restricted stock granted on July 23, 2012.

(11)
Dr. Ballhaus is a Director of the Company. Includes 750 shares of unvested restricted stock granted on July 23, 2012.

(12)
Mr. Hawkins is a nominee for Director of the Company.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Exchange Act requires the executive officers and directors and persons who beneficially own more than 10% of a class of securities registered under Section 12(b) the Exchange Act to file initial reports of ownership and reports of changes in ownership with the SEC. Such officers, directors and stockholders are required by SEC regulations to furnish the Company with copies of all such reports that they file. None of the Company's directors or executive officers owns more than 10% of the Company's securities. Based solely upon the Company's review of such forms furnished to the Company during the fiscal year ended June 30, 2015, and written representations from certain reporting persons, the Company believes that its executive officers and directors have complied with the requirements imposed on them by Section 16(a) of the Exchange Act except that during the year ended June 30, 2015, Mr. Ong untimely filed three Form 4s. In addition, Mr. Ong has untimely filed two Form 4s during the current fiscal year. Mr. Ong had certain transactions that were matchable under Section 16(b) of the Exchange Act and has disgorged to the Company his profits of $12,713 related to those transactions.

 EQUITY COMPENSATION PLAN INFORMATION

        The following table provides information concerning the Company's equity compensation plans as of June 30, 2015.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders(1)	1,012,650	27.30	3,020,206	(2)(3)(4)
Equity compensation plans not approved by security holders	—	N/A	—

Total	1,012,650	27.30	3,020,206

(1)
Includes shares of the Company's Common Stock issuable upon exercise of options under the 2006 Equity Participation Plan and 2012 Incentive Award Plan.

(2)
These shares are available for future issuance under the 2012 Incentive Award Plan, which was approved by the Company's shareholders on December 12, 2012. Upon shareholder approval of the 2012 Incentive Award Plan, the Company froze the 2006 Equity Participation Plan, and no further awards can be granted thereunder.

(3)
Shares awarded as restricted stock, restricted stock units or similar awards that convey the full value of the shares subject to the award are counted as 1.87 shares for every one share granted.

(4)
Shares subject to awards outstanding under the 2006 Equity Participation Plan that terminate, expire or lapse for any reason (up to a maximum of 2,220,000 shares) also become available for future issuance under the 2012 Incentive Award Plan.

 INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Audit Fees

        The following table represents fees charged for professional audit services rendered by Moss Adams for the audit of the Company's annual financial statements for the years ended June 30, 2014 and 2015 and fees billed by Moss Adams for other services during those years (in thousands):

	FY 2014	FY 2015
Audit Fees	$915	$1,007
Audit-Related Fees	$15	$16
Tax Fees	—	—
All Other Fees	—	—

Total	$930	$1,023

        "Audit Fees" consist of fees billed for professional services rendered for the integrated audit of the Company's consolidated financial statements and the review of the Company's interim consolidated financial statements included in quarterly reports and services that are normally provided by Moss Adams in connection with statutory and regulatory filings or engagements.

        The term "Audit-Related Fees" means fees for assurance and related services that are reasonably related to the performance of the audit or review of the Company's financial statements other than audit fees. The term "Tax Fees" means fees for professional services rendered for tax advice, planning and compliance (domestic and international). The term "All Other Fees" means fees for products and services other than for the services described above.

Audit Committee's Pre-Approval Policy

        The Audit Committee pre-approves all audit, audit-related and tax services (other than prohibited non-audit services) to be provided by the independent public accountants. The Audit Committee has delegated to its Chairman the authority to pre-approve all other services to be provided by the independent public accountants, up to an aggregate of $50,000 each fiscal year. The Chairman reports each such pre-approval decision to the full Audit Committee at its next scheduled meeting.

Independence

        The Audit Committee has considered whether Moss Adams' provision of services other than its audit of the Company's annual financial statement and its review of the Company's quarterly financial statements is compatible with maintaining such independent public accountant's independence and has determined that it is compatible.

 REPORT OF AUDIT COMMITTEE

        During the fiscal year ended June 30, 2015, the Audit Committee was composed of three non-employee directors, namely, Steven C. Good, Meyer Luskin and William F. Ballhaus. All members of the Audit Committee meet the independence and experience requirements of the SEC and Listing Standards. The Board of Directors has determined that Mr. Good qualifies as an "Audit Committee Financial Expert" as this term has been defined under the rules and regulations of the SEC. To date, no determination has been made as to whether the other members of the Audit Committee qualify as Audit Committee Financial Experts. The Audit Committee met four times and acted by unanimous written consent one time during the fiscal year ended June 30, 2015.

        At each of its meetings, the Audit Committee met with the senior members of the Company's financial management team and the independent public accountants. The Audit Committee's agenda is established by the Audit Committee's Chairman and the Company's Chief Financial Officer. During the year, the Audit Committee had private sessions with the Company's independent public accountants at which open discussions of financial management, accounting and internal control issues took place.

        The Audit Committee recommended to the Board of Directors the engagement of Moss Adams as the Company's independent public accountants. The Audit Committee reviewed with the Company's financial managers and the independent public accountants overall audit scopes and plans, the results of internal and external audit examinations, evaluations by the auditors of the Company's internal control, and the quality of the Company's financial reporting.

        The Audit Committee has reviewed with management the audited financial statements in the Annual Report, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. In addressing the quality of management's accounting judgments, members of the Audit Committee asked for management's representations that the audited consolidated financial statements of the Company have been prepared in conformity with generally accepted accounting principles and have expressed to both management and the independent public accountants their general preference for conservative policies when a range of accounting options is available.

        The Audit Committee believes that by thus focusing its discussions with the independent public accountants, it can promote a meaningful dialogue that provides a basis for its oversight judgments.

        The Audit Committee also discussed with the independent public accountants all other matters required to be discussed by the independent public accountants with the Audit Committee under Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board ("PCAOB") in Rule 3200T. The Audit Committee received and discussed with the independent public accountants their annual written report on their independence from the Company and its management, which is made under PCAOB Ethics and Independence Rule 3526 (Communicating with Audit Committee Concerning Independence), and considered with the independent public accountants whether the provision of services provided by them to the Company during the fiscal year ended June 30, 2015 was compatible with the independent public accountants' independence.

        Finally, the Audit Committee reviewed and discussed with management and the independent public accountants the evaluation of the Company's internal control and the audit of management's report on the effectiveness of the Company's internal control over financial reporting, as required by Section 404 of the Sarbanes Oxley Act of 2002.

        In performing all of these functions, the Audit Committee acts only in an oversight capacity. The Audit Committee reviews the Company's SEC reports prior to filing and all quarterly earnings announcements in advance of their issuance with management and representatives of the independent public accountants. In its oversight role, the Audit Committee relies on the work and assurances of the

Company's management, which has the primary responsibility for financial statements and reports, including evaluating the effectiveness of disclosure controls and procedures, and evaluating the effectiveness of internal control over financial reporting, and of the independent public accountants, who, in their report, express an opinion on the conformity of the Company's annual financial statements with accounting principles generally accepted in the United States of America, as well as expressing an opinion on (i) management's assessment of the effectiveness of internal control over financial reporting and (ii) the effectiveness of internal control over financial reporting.

        In reliance on these reviews and discussions, and the report of the independent public accountants, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved, that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2015, for filing with the SEC.

                      AUDIT COMMITTEE

                      Steven C. Good
                      Meyer Luskin
                      William F. Ballhaus

 CODE OF ETHICS AND CONDUCT

        The Company has adopted a Code of Ethics and Conduct, which applies to all of its directors, officers and employees. A copy of the Code of Ethics and Conduct is attached as an exhibit to the Company's Current Report on Form 8-K filed with the SEC on May 13, 2014. A copy of the Code of Ethics and Conduct may also be obtained, without charge, under the Investor Relations section of the Company's website – http://www.osi-systems.com – or by written request addressed to the following address: c/o Secretary, OSI Systems, Inc., 12525 Chadron Avenue, Hawthorne, CA 90250.

ANNUAL MEETING ATTENDANCE

        The Company has adopted a formal policy with regard to directors' attendance at annual meetings of stockholders. All members of the Board of Directors of the Company are strongly encouraged to prepare for, attend and participate in all annual meetings of stockholders. All of the Company's directors attended last year's annual meeting of stockholders in person with the exception of Mr. Mehra who was unable to attend.

STOCKHOLDER COMMUNICATIONS

        Stockholders interested in communicating directly with the Board of Directors, or specified individual directors, may do so by writing the Secretary of the Company at the following address: c/o Secretary, OSI Systems, Inc., 12525 Chadron Avenue, Hawthorne, CA 90250. The Secretary will review all such correspondence and will regularly forward to the Board of Directors copies of all such correspondence that, in the opinion of the Secretary, deals with the functions of the Board of Directors or committees thereof or that he otherwise determines requires their attention. Directors may at any time review a log of all correspondence received that is addressed to members of the Board of Directors and request copies of such correspondence. Concerns relating to accounting, internal control or auditing matters will immediately be brought to the attention of the Audit Committee and handled in accordance with procedures established by the Audit Committee with respect to such matters.

AVAILABILITY OF ANNUAL REPORT ON FORM 10-K

        A copy of the Company's Annual Report on Form 10-K as filed with the SEC is available, without charge, under the Investor Relations section of the Company's website – http://www.osi- systems.com – or by written request addressed to: c/o Secretary, OSI Systems, Inc., 12525 Chadron Avenue, Hawthorne, CA 90250 or by calling telephone number (310) 978-0516.

        In certain cases only one Annual Report and Proxy Statement or Notice of Internet Availability of Proxy Materials may be delivered to multiple stockholders sharing an address unless the Company has received contrary instructions from one or more of the stockholders at that address. The Company undertakes to deliver promptly upon written or oral request a separate copy of the Annual Report, Proxy Statement and/or Notice of Internet Availability of Proxy Materials, as applicable, to a stockholder at a shared address to which a single copy of such documents was delivered. Such request should also be directed to the Secretary of the Company at the address or telephone number indicated in the previous paragraph. In addition, stockholders sharing an address can request delivery of a single copy of Annual Reports, Proxy Statements or Notices of Internet Availability of Proxy Materials if they are receiving multiple copies of Annual Reports, Proxy Statements or Notices of Internet Availability of Proxy Materials by directing such request to the same mailing address.

STOCKHOLDER PROPOSALS

        In the event that a stockholder desires to have a proposal included in the Company's proxy statement and form of proxy used in connection with the Company's next annual meeting of stockholders, the proposal must be delivered in writing to the Secretary of the Company and comply with the requirements of Rule 14a-8 promulgated under the Exchange Act. Under such rule, the deadline for delivering any such proposal to the Company would be June 21, 2016, which is 120 days prior to the one-year anniversary of the date of this Proxy Statement.

        The Company's Bylaws provide that if a stockholder, rather than including a proposal in the Company's proxy statement as discussed above, commences his or her own proxy solicitation for the next annual meeting of stockholders or seeks to nominate a candidate for election or propose business for consideration at such meeting, the stockholder must deliver a notice of such proposal to the Company no more than 120 days and no less than 90 days prior to December 8, 2016, provided, however, that if the date of the next annual meeting of stockholders is more than 30 days before or more than 60 days after December 8, 2016, notice by the stockholder to be timely must be so delivered, or mailed and received, not later than the 90th day prior to the date of such annual meeting or, if later, the 10th day following the day on which public disclosure of the date of such annual meeting was first made. The notice must comply with the requirements set forth in Company's Bylaws and should be directed to the Company c/o Secretary, OSI Systems, Inc., 12525 Chadron Avenue, Hawthorne, CA 90250.

INCORPORATION BY REFERENCE

        Notwithstanding anything to the contrary set forth in any of the previous filings made by the Company under the Securities Act of 1933, as amended, or the Exchange Act, which might incorporate future filings made by the Company under those statutes, the Compensation Committee Report and the Report of Audit Committee will not be incorporated by reference into any of those prior filings, nor will any such report be incorporated by reference into any future filings made by the Company under those statutes, except to the extent the Company specifically incorporates such report by reference therein. In addition, information on the Company's website, other than this Proxy Statement and the enclosed Proxy, is not part of the proxy soliciting material and is not incorporated herein by reference.

OTHER BUSINESS

        The Company does not know of any other business to be presented at the Annual Meeting and does not intend to bring any other matters before such meeting. If any other matters properly do come before the Annual Meeting, however, the persons named in the accompanying Proxy are empowered, in the absence of contrary instructions, to vote according to their best judgment.

By Order of the Board of Directors,

Victor S. Sze Secretary
Hawthorne, California October 19, 2015

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. OSI Systems, Inc. c/o Broadridge Corporate Issuer Solutions P O Box 1342 ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. Brentwood, NY 11717 VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. For Withhold For All Except To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the All All The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees nominee(s) on the line below. 0 0 0 01 Deepak Chopra 06 James B. Hawkins 02 Ajay Mehra 03 Steven C. Good 04 Meyer Luskin 05 William F. Ballhaus The Board of Directors recommends you vote FOR proposals 2 and 3. 2Ratification of the appointment of Moss Adams LLP as the Company's independent registered public accounting firm for the fiscal year ending June 30, 2016. 3Advisory vote on the Company's executive compensation for the fiscal year ended June 30, 2015. For 0 0 Against 0 0 Abstain 0 0 NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date 0000257535_1 R1.0.0.51160

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, 10K Wrap is/are available at www.proxyvote.com . OSI SYSTEMS, INC. Annual Meeting of Stockholders December 8, 2015 10:00 A.M. This proxy is solicited by the Board of Directors The undersigned appoints each of Deepak Chopra and Ajay Mehra with power of substitution, attorneys and proxies, to vote all shares votable by the undersigned at the stockholders' annual meeting of OSI Systems, Inc., a Delaware corporation and at any adjournments. The meeting will be held in Torrance, California on December 8, 2015 at 10:00 A.M., Pacific Time. My voting instructions are on the reverse side of this proxy. I revoke any proxy previously given. This proxy, when properly executed, will be voted in the manner directed. If no direction is made, the proxy will be voted by the proxies named "FOR" proposals 1, 2, and 3 and in their discretion on any other matters properly brought to a stockholder vote at the meeting. If the undersigned holds OSI Systems, Inc. shares in the OSI Systems, Inc. 401(k) Plan, this proxy constitutes voting instructions for any shares so held. Continued and to be signed on reverse side 0000257535_2 R1.0.0.51160